Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DEMAND MEDIA, INC.,

GALLERY MERGER SUB, INC.,

SAATCHI ONLINE, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Stockholder Representative

Dated as of August 8, 2014

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3.26.	Compliance with Environmental Laws	36
3.27.	Banking Relationships	36
3.28.	No Brokers	36
3.29.	Stockholder Notice	36
3.30.	No Other Agreements to Sell the Assets or Capital Stock of the Company	36

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		37

4.1.	Organization of Parent and Merger Sub	37
4.2.	Authorization	37
4.3.	Consents and Approvals	37
4.4.	No Conflict or Violation	37
4.5.	Parent Common Stock	38
4.6.	Availability of Funds	38
4.7.	No Brokers	38
4.8.	SEC Reports and Financial Statements	38

ARTICLE V. COVENANTS		38

5.1.	Further Assurances	38
5.2.	Audits	39
5.3.	No Solicitation	39
5.4.	Notification of Certain Matters	40
5.5.	Investigation by Parent	40
5.6.	Conduct of Business	41
5.7.	Tax Matters	43
5.8.	Employment Matters	45
5.9.	Restricted Stock Unit Grants	46
5.10.	Stockholder Approval; Consent Agreement; Stockholder Notice	46
5.11.	Publicity	47
5.12.	Consents; Notices	47
5.13.	Registration of Parent Common Stock	47
5.14.	Directors and Officers Indemnification	50

ARTICLE VI. CONDITIONS TO CLOSING		51

6.1.	Conditions to Obligations of the Company	51
6.2.	Conditions to Obligations of Parent and Merger Sub	52

ARTICLE VII. INDEMNIFICATION; REMEDIES		53

7.1.	Survival of Representations, Etc.	53
7.2.	Indemnification	54
7.3.	Escrow Amount	61
7.4.	Exclusive Remedy	62

ARTICLE VIII. TERMINATION		62

8.1.	Termination	62

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8.2.	Effect of Termination	63

ARTICLE IX. MISCELLANEOUS		63

9.1.	Defined Terms	63
9.2.	Notices	77
9.3.	Rules of Construction	78
9.4.	Titles	78
9.5.	Entire Agreement	79
9.6.	Assignment	79
9.7.	Amendment or Modification	79
9.8.	Waiver	79
9.9.	Severability	79
9.10.	References	80
9.11.	Burden and Benefit	80
9.12.	Governing Law	80
9.13.	Consent to Jurisdiction	80
9.14.	Waiver of Trial by Jury	81
9.15.	Legal Fees	81
9.16.	Arbitration	81
9.17.	Specific Performance	82
9.18.	Cumulative Remedies	82
9.19.	Expenses	82
9.20.	Representation by Counsel	82
9.21.	Execution and Counterparts	83
9.22.	No Additional Representations	83
9.23.	Conflict Waiver	83

Exhibit A	Form Certificate of Merger
Exhibit B	Form Accredited Investor Certification
Exhibit C	Form Stockholder Transmittal Letter
Exhibit C-1	Form Common Stockholder Transmittal Letter
Exhibit D	Form Written Consent
Exhibit E	Form Consent Agreement
Exhibit F	Form Escrow Agreement
Exhibit G	Form of Amendment to Certificate of Incorporation

Annex I	Accounting Methods

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 8, 2014, is by and among: (i) Demand Media, Inc., a Delaware corporation (“Parent”); (ii) Gallery Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); (iii) Saatchi Online, Inc., a Delaware corporation (the “Company”) and (iv) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Stockholder Representative (the “Stockholder Representative”).

RECITALS

WHEREAS, each of Parent, Merger Sub and the Company desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the parties intend that immediately following the Merger, the Company shall be the surviving corporation of the Merger, all pursuant to the terms and subject to the conditions hereinafter set forth and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the boards of directors of Parent, Merger Sub and the Company have determined that the Merger is advisable and in the best interests of their respective companies and stockholders, and have approved this Agreement and the Merger provided for herein upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Key Employee is entering into an employment agreement or offer letter with Parent (collectively, the “Employment Arrangements”), which shall become effective as of the Closing; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
THE MERGER

1.1.                            The Merger.  Pursuant to the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), the Company and Merger Sub shall consummate the Merger in accordance with the DGCL pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (d) the Company shall succeed to and assume all the rights and obligations of Merger Sub. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”  The Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.2.                            Effective Time.  Concurrently with the Closing on the Closing Date, the parties shall file a Certificate of Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.3.                            Effects of the Merger.  At the Effective Time, and without any further action on the part of the Company or Merger Sub:

(a)                                 the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger so as to be identical in all respects to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be the name of the Company as of immediately prior to the Effective Time, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law;

(b)                                 the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger so as to be identical in all respects to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be the name of the Company as of immediately prior to the Effective Time, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law;

(c)                                  the directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws; and

(d)                                 the Merger shall, from and after the Effective Time, have all of the effects provided by the DGCL and applicable law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4.                            Subsequent Actions.  If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.5.                            Conversion of Securities.

(a)                                 Effect on Company Preferred Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Series A Preferred Stock and Company Series B Preferred Stock (collectively, the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Preferred Stock and the execution and delivery of the Consent Agreement, Stockholder Transmittal Letter and Accredited Investor Certification in the manner provided in Section 1.8 hereof, upon the terms and subject to the conditions set forth in this Section 1.5 and throughout this Agreement, including the escrow provisions set forth in Section 1.9 and Article VII hereof, the consideration set forth below without interest:

(i)                                     each outstanding share of Company Series A Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Series A Preferred Stock Consideration; and

(ii)                                  each outstanding share of Company Series B Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Series B Preferred Stock Consideration.

(b)                                 Effect on Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and Treasury Shares) will be cancelled and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Common Stock and the execution and delivery of the Common Stockholder Transmittal Letter in the manner provided in Section 1.8 hereof, upon the terms and subject to the conditions set forth in this Section 1.5 and throughout this Agreement, including the escrow provisions set forth in Section 1.9 and Article VII hereof, an amount in cash equal to the Per Share Common Stock Consideration.

(c)                                  Notwithstanding the foregoing, the consideration payable to each holder of shares of Company Capital Stock as of the Effective Time pursuant to this Section 1.5 shall be subject to adjustment as provided herein.

(d)                                 The parties acknowledge and agree that the purpose and intent of this Section 1.5 is to allocate the consideration payable hereunder in accordance with the terms of the Company’s Restated Certificate of Incorporation.

(e)                                  Cancellation of Certain Shares.  Each issued and outstanding share of Company Capital Stock that is held in treasury of the Company or owned by the Company, Parent or Merger Sub (collectively, “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f)                                   Merger Sub Common Stock.  Each issued and outstanding share of the common stock, par value $$0.0001 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

1.6.                            Treatment of Company Options.

(a)                                 Neither Parent nor the Surviving Corporation shall assume any option to purchase Company Common Stock that has been granted under the Company Equity Plans (the

“Company Options”), whether vested or unvested, or substitute new options therefor in connection with the transactions contemplated by this Agreement.  Immediately prior to the Effective Time, the Company Equity Plans shall be terminated by the Company and each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time shall vest in full (to the extent not previously vested) and shall automatically (and without any action on the part of any party hereto or the holder thereof) be cancelled and terminated and cease to represent a right to acquire shares of Company Common Stock, and shall be converted into the right to receive the following consideration, if any (upon the terms and subject to the conditions set forth in this Agreement, including the escrow provisions set forth in Section 1.9 and Article VII hereof):

(i)                                     if the exercise price per share of such Company Option is less than the Per Share Common Stock Consideration, then an amount of cash equal to the product of (1) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (2) the amount by which (x) the Per Share Common Stock Consideration exceeds (y) the exercise price per share of such Company Option, less any applicable taxes and withholding; and

(ii)                                  if the exercise price per share of such Company Option is equal to or greater than the Per Share Common Stock Consideration, then no cash (or any other consideration therefor) shall be paid in consideration for such cancelled Company Option (subject to any payments required to be made by Parent to the Company Equityholders pursuant to Sections 1.10(c)(i), 7.3(b) or 7.3(c) hereof).

(b)                                 Prior to the Effective Time, the Company shall take all necessary actions, including obtaining appropriate resolutions of the Company’s board of directors, providing all notices, obtaining any necessary consents and taking all other actions necessary or desirable to effect the termination of the Company Equity Plans and the Company Options as provided in Section 1.6(a) hereof, which notices, resolutions, consents and other written materials shall be subject to the review and approval of Parent, not to be unreasonably withheld.

1.7.                            Appraisal Rights.

(a)                                 Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has properly demanded and not effectively withdrawn or lost such holder’s appraisal rights for such shares under the DGCL or other similar rights (if any) under applicable law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive a portion of the consideration as set forth in Section 1.5 hereof, but the holder thereof shall only be entitled to such rights as are provided by the DGCL or other applicable law (if any).

(b)                                 Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights with respect to such shares under the DGCL (and/or any other similar rights under other applicable law (if any such other rights have been purportedly invoked)), then, as of the later of the Effective Time and the occurrence of such event, such shares shall automatically be converted into and represent only the right to receive the consideration set forth in and subject to the provisions of this Agreement, upon surrender of the certificate(s) formerly representing such shares.

(c)                                  Prior to the Closing Date, the Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL (and of any similar demand purportedly made under other applicable law) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  Prior to the Closing Date, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands unless such payment or settlement (A) is paid by the Company in full in cash prior to the Closing Date, and (B) includes an unconditional, irrevocable and full release of any and all appraisal, dissenters’ or similar claims or causes of action against the Company and Parent and its Affiliates.  Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any losses (including reasonable attorneys’ and consultants’ fees, costs and expenses and including any such reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares ((i) and (ii) together, “Excess Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with the terms of Article VII hereof.

(d)                                 Notwithstanding any provision of Article I or Article VII hereof to the contrary, in the event that there are any Dissenting Shares, then (i) any payment by Parent pursuant to Section 1.10 hereof that would have been required to have been paid to such holder of Dissenting Shares (each a “Dissenting Stockholder”) (assuming, for this purpose, that such Dissenting Stockholder had not exercised appraisal rights) shall be retained by Parent and (ii) such Dissenting Stockholder shall not be considered a Company Equityholder for purposes of a distribution of any portion of the Escrow Amount or the Expense Fund Amount.

1.8.                            Closing Consideration Schedule; Surrender and Payment of Company Capital Stock.

(a)                                 Delivery of Closing Consideration Schedule.  No later than one Business Day prior to the Closing Date, the Company shall deliver to Parent a schedule (the “Closing Consideration Schedule”) in a form reasonably acceptable to Parent, which shall accurately set forth, as of the Closing:

(i)                                     all Company Stockholders and their respective addresses, the number and type of shares of Company Capital Stock held by such Company Stockholders (including the respective certificate numbers and the class or series of Company Capital Stock held by such Company Stockholder), the Pro Rata Portion applicable to each Company Stockholder and the aggregate consideration to be paid to each Company Stockholder; and

(ii)                                  all Company Optionholders entitled to receive consideration pursuant to Section 1.6(a)(i) hereof, the Pro Rata Portion applicable to each such Company Optionholder and the consideration to be paid to each Company Optionholder (the aggregate consideration to be paid to the Company Optionholders in respect of Company Options pursuant to Section 1.6(a)(i), the “Option Consideration”).

(b)                                 Surrender Procedures for Company Capital Stock.  Prior to the Closing, the Company shall deliver to Parent (A) a written certification of each of the Requisite Stockholders as to such Persons’ status as an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act, substantially in the form attached hereto as Exhibit B (an “Accredited Investor Certification”) and (B) a letter of transmittal, substantially in the form of Exhibit C hereto (the “Stockholder Transmittal Letter”) duly executed by each of the Requisite Stockholders (together with accompanying share certificates representing Company Capital Stock (the “Stock Certificates”)).

(c)                                  Payments for Company Preferred Stock.

(i)                                     At or after the Effective Time, each Company Preferred Stockholder shall surrender and deliver to Parent (A) Stock Certificate(s) evidencing shares of Company Preferred Stock owned by such Company Preferred Stockholder and (B) a duly completed and executed Consent Agreement, Stockholder Transmittal Letter and Accredited Investor Certification in exchange for (and as a condition to receiving) (1) the aggregate number of shares of Parent Common Stock issued in book-entry form (rounded to the nearest whole share of Parent Common Stock after aggregating all shares of Parent Common Stock to which such Company Preferred Stockholder is entitled to receive hereunder) and (2) the cash consideration, in each case, payable in respect of such shares of Company Preferred Stock pursuant to Section 1.5(a) hereof and as set forth on the Closing Consideration Schedule.  No interest will be paid or accrued upon surrender of any Stock Certificates.  Parent shall deliver the appropriate consideration as set forth in clauses (1) and (2) of this Section 1.8(c)(i) not later than three (3) Business Days after the receipt from such Company Preferred Stockholder of the documents set forth in clauses (A) and (B) of this Section 1.8(c)(i).

(ii)                                  If the consideration payable to holders of Company Preferred Stock is to be paid to a Person other than the Person in whose name the relevant Stock Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such amounts that the Stock Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper, that the Person requesting such transfer pay to the Surviving Corporation, any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not required to be paid and that the transferee duly execute and deliver to Parent a Stockholder Transmittal Letter and an Accredited Investor Certification.

(d)                                 Payments for Company Common Stock.

(i)                                     At or after the Effective Time, each Company Common Stockholder who shall surrender and deliver to Parent (A) Stock Certificate(s) evidencing shares of Company Common Stock owned by such Company Common Stockholder and (B) a duly completed and executed Common Stockholder Transmittal Letter in substantially the form attached hereto as Exhibit C-1 in exchange for (and as a condition to receiving) the cash consideration to be paid to such Company Common Stockholder pursuant to Section 1.5(b) and as set forth on the Closing Consideration Schedule.  No interest will be paid or accrued upon surrender of any Stock Certificates.

(ii)                                  If the consideration payable to holders of Company Common Stock is to be paid to a Person other than the Person in whose name the relevant Stock Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such amounts that the Stock Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper, that the Person requesting such transfer pay to the Surviving Corporation, any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not required to be paid and that the transferee duly execute and deliver to Parent a Common Stockholder Transmittal Letter.

(e)                                  Payments for Company Options.  At or promptly after the Effective Time (but in any event no later than the payroll date following the first full payroll cycle of the Surviving Corporation after the Closing Date), Parent shall deliver to the Surviving Corporation the Option Consideration and the Surviving Corporation shall pay to each former holder of Company Options through its payroll system (and subject to applicable tax withholding) the cash consideration, if any, to be paid to such former holder of Company Options pursuant to Section 1.6(a) hereof and as set forth on the Closing Consideration Schedule.  No interest will be paid or accrued upon any Option Consideration.

(f)                                   No Further Ownership Rights in Company Capital Stock.  At and after the Effective Time, each holder of issued and outstanding Company Capital Stock immediately prior to the Effective Time shall cease to have any rights as a holder of securities of the Company, except for the right of a Company Stockholder to surrender its, his or her Stock Certificate(s) in exchange for the consideration payable in respect of such Company Capital Stock hereunder and such holder’s share of any distributions from the Escrow Account pursuant to Section 1.9 hereof, or in the case of a Dissenting Stockholder, to perfect its, his or her right to receive payment (if any) for Dissenting Shares pursuant to the DGCL, if applicable.  After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Capital Stock outstanding immediately prior to the Effective Time.  If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I, except as otherwise provided by law.

(g)                                  No Fractional Shares.  No certificates representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, no dividend or distribution with respect to Company Preferred Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a shareholder of Parent.

(h)                                 Lost, Stolen or Damaged Stock Certificates.  In the event that any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the delivery by such Person of an indemnification agreement in such form and containing such substance reasonably acceptable to Parent, Parent will pay in exchange for such lost, stolen or destroyed Stock Certificate the consideration to be paid with respect thereto, subject to the terms and conditions in this Article I.

(i)                                     Withholding Taxes.  Parent and the Surviving Corporation shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement (including consideration payable from the Escrow Account) to any Company Equityholder or other Person such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law.  To the extent that amounts are so deducted and withheld and paid over to the appropriate Tax Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Other than with respect to payments made in connection with Company Options, Parent shall use commercially reasonable efforts to notify and consult with the Stockholder Representative prior to deducting or withholding amounts under this Agreement.  With respect to any required Tax withholding on the consideration payable to the Company Stockholders consisting of Parent Common Stock pursuant to Section 1.5 above, Parent may elect, in its sole discretion, to withhold shares of Parent Common Stock otherwise issuable with respect to such payments having a fair market value equal to the sums required to be withheld by federal, state, local and/or foreign Tax law.

(j)                                    Escrow Amount; Expense Fund Amount.  On or promptly following the Closing Date, Parent shall transfer (A) the Escrow Amount to the Escrow Agent to hold in trust as an escrow fund in accordance with Section 1.9 below and the Escrow Agreement and (B) the Expense Fund Amount to the Stockholder Representative to be held in the Expense Fund as may be decreased from time to time pursuant to Section 7.2(f)(vii) hereof and distributed in accordance with the terms of this Agreement.  Upon deposit of the Escrow Amount with the Escrow Agent and the Expense Fund Amount with the Stockholders Representative in accordance with the preceding sentence, Parent shall be deemed to have contributed on behalf of each Company Equityholder its, his or her Pro Rata Portion of each of the Escrow Amount to the Escrow Account and the Expense Fund Amount to the Expense Fund.

1.9.                            Escrow of Consideration.  In order to at least partially satisfy, and to establish a procedure for the satisfaction of, claims by Parent for payment by the Company Equityholders of any post-Closing purchase price adjustment as set forth in Section 1.10 hereof and Claims by the Parent Indemnitees for indemnification pursuant to Article VII hereof, Parent, the Stockholder Representative and the Escrow Agent shall enter into the Escrow Agreement on the Closing Date, pursuant to which Parent shall deposit with the Escrow Agent the Escrow Amount.  Parent shall be deemed to have contributed (on behalf of each Company Equityholder) each Company Equityholder’s Pro Rata Portion of the Escrow Amount.  Pursuant to the terms and subject to the conditions of the Escrow Agreement, the Escrow Agent shall establish an escrow account into which the Escrow Agent shall deposit the Escrow Amount in accordance with the Escrow Agreement (the “Escrow Account”).  The timing and methodology for the release of the Escrow Amount shall be governed by the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided, however, that each of Parent and the Stockholder Representative agrees that it will act in good faith and cooperate with one another to execute and deliver such joint written instructions, including with respect to any distributions of the Escrow Amount, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement.  Subject to Section 1.7(d) and Section 7.2(a) hereof and the terms of the Escrow Agreement, in the event of a distribution of any amounts from the Escrow Account to the Company Equityholders, each Company Equityholder shall be entitled to receive a portion of such distribution equal to such Company Equityholder’s Pro Rata Portion of such distribution.

1.10.                     Working Capital/Net Cash Adjustment.

(a)                                 Pre-Closing Adjustment.

(i)                                     Pre-Closing Statement.  No later than three Business Days before the Closing Date, the Company shall prepare and deliver to Parent an unaudited statement of estimated Working Capital as of the Closing Date (the “Pre-Closing Statement”), which shall be prepared by the Company in accordance with GAAP as applied in the preparation of the Financial Statements (provided that in the event of a conflict between GAAP and the preparation of the Financial Statements, GAAP shall control) and shall fairly present in all material respects the estimated Working Capital (the “Estimated Working Capital”) and estimated Net Cash (the “Estimated Net Cash”) of the Company as of the Closing Date.  The Company shall consult with Parent and its accountants with respect to the preparation of the Pre-Closing Statement, and the Pre-Closing Statement shall be in form and substance reasonably satisfactory to Parent.  The Pre-Closing Statement shall be accompanied by reasonably detailed schedules indicating a calculation of the Estimated Working Capital and Estimated Net Cash as of the Closing Date and of the Adjustment Amount.

(ii)                                  Adjustment Amount.  As used herein, the “Adjustment Amount” shall mean an amount, which may be a positive or a negative number, equal to (A) the Estimated Working Capital as set forth in the Pre-Closing Statement minus the Working Capital Target, plus (B) the Estimated Net Cash as set forth in the Pre-Closing Statement.

(b)                                 Post-Closing Adjustment.

(i)                                     Closing Statement.  No later than 90 calendar days following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative an unaudited statement of Working Capital as of the Closing Date (the “Closing Statement”), which shall be prepared by Parent’s personnel in accordance with GAAP as applied in the preparation of the Financial Statements (provided that in the event of a conflict between GAAP and the preparation of the Financial Statements, GAAP shall control) and shall fairly present in all material respects the Working Capital (the “Closing Working Capital”) and Net Cash (“Closing Net Cash”) of the Company as of the Closing Date.  The Closing

Statement shall be accompanied by reasonably detailed schedules indicating a calculation of the Closing Working Capital and Closing Net Cash as of the Closing Date and of the Final Adjustment Amount.

(ii)                                  Final Adjustment Amount.  As used herein, the “Final Adjustment Amount” shall mean an amount, which may be a positive or a negative number, equal to (A)(I) the Closing Working Capital as set forth in the Closing Statement minus (II) the Estimated Working Capital as set forth in the Pre-Closing Statement, plus (B)(I) the Closing Net Cash as set forth in the Closing Statement minus (II) the Estimated Net Cash as set forth in the Pre-Closing Statement.

(c)                                  Distribution of the Final Adjustment Amount.

(i)                                     If the Final Adjustment Amount is a positive number, then Parent shall, within five Business Days of the determination of the Final Adjustment Amount, pay to each Company Equityholder (or, with respect to former holders of Company Options, pay to the Company for distribution through its payroll system to such former holders (subject to applicable tax withholding)), its Pro Rata Portion of such amount in cash by check or by wire transfer of immediately available funds.  Parent shall make distributions under this Agreement to the Company Equityholders in the same form and in accordance with the same wiring instructions or delivery addresses, as applicable, as such cash distributions were made to each such Company Equityholder at Closing, except as otherwise indicated in any update delivered to Parent by the Stockholder Representative to reflect any assignments or other changes in factual information.

(ii)                                  If the Final Adjustment Amount is a negative number, then Parent and the Stockholder Representative shall, within two (2) Business Days of the determination of the Final Adjustment Amount, execute and deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to Parent from the Escrow Account an amount in cash equal to the absolute value of the Final Adjustment Amount; provided, that if the Final Adjustment Amount is a negative number and the absolute value of the Final Adjustment Amount exceeds the Escrow Amount, Parent shall be entitled to recover from the Company Equityholders directly each Company Equityholder’s Pro Rata Portion of such excess amount (which amount shall not exceed such Company Equityholder’s total consideration actually received pursuant to this Agreement).

(d)                                 Disputed Final Adjustment Amount.  If the Stockholder Representative disagrees with the Final Adjustment Amount as set forth in the Closing Statement, the Stockholder Representative shall notify Parent of such disagreement in writing specifying in reasonable detail the particulars of such disagreement within 30 calendar days after the Stockholder Representative’s receipt of the Closing Statement.  Parent shall grant the Stockholder Representative access (including electronic access) at reasonable times and places and upon reasonable advance notice to all books, records and employees of the Surviving Corporation as reasonably requested by the Stockholder Representative in connection with its review of the Closing Statement (which, for the avoidance of doubt, shall including responding to all reasonable inquiries from the Stockholder Representative related thereto). If the Stockholder Representative fails to provide such notification within such period, then the Final Adjustment Amount as set forth in the Closing Statement shall be final and binding on the parties.

(e)                                  Resolution of Disputed Final Adjustment Amount.  Parent and the Stockholder Representative shall use their reasonable efforts for a period of 30 calendar days after the Stockholder Representative’s delivery of such notice (or such longer period as Parent and the Stockholder Representative shall mutually agree upon) to resolve any disagreements raised by the Stockholder Representative with respect to the calculation of the Final Adjustment Amount.  If Parent and the Stockholder Representative resolve such disagreements, then the Final Adjustment Amount, as agreed between Parent and the Stockholder Representative, shall be the “Final Adjustment Amount” for purposes of this Agreement.  If, at the end of such period, Parent and the Stockholder Representative are unable to resolve such disagreements, Parent and the Stockholder Representative shall jointly select and retain an independent auditor of recognized national standing to resolve any remaining disagreements, provided that KPMG LLP will be the independent auditor if Parent and the Stockholder Representative cannot agree on the selection of such independent auditor.  The engagement agreement for the independent auditor must specify that the independent auditor will act as a neutral arbiter and not as a fiduciary to or advocate of either Parent or the Stockholder Representative and Parent and the Stockholder Representative shall make available to the independent auditor all relevant books, records and employees of Parent, the Company and the Surviving Corporation that are reasonably requested in connection with its review.  The independent auditor will consider only those items and amounts that Parent and the Stockholder Representative are unable to resolve.  In making its determination, the independent auditor shall not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either Parent or the Stockholder Representative or that is less than the lowest value for such amount claimed by either Parent or the Stockholder Representative.  The determination by such independent auditor shall be final, binding and conclusive on the parties.  If the independent auditor is retained pursuant to this Section 1.10(e), the Final Adjustment Amount as finally determined by the independent auditor shall be the “Final Adjustment Amount” for purposes of this Agreement.  Parent and the Stockholder Representative shall use their reasonable efforts to cause the independent auditor to make its determination as promptly as possible but in any event within 30 calendar days of accepting its selection.  The fees and expenses of such independent auditor shall be borne by Parent and the Stockholder Representative in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful (i.e., if there are $1,000,000 of disputed items and the independent auditor determines that the Stockholder Representative’s claim prevails with respect to $250,000 of such disputed items and Parent’s claim prevails with respect to $750,000 of such disputed items, then the Stockholder Representative would be obligated to pay 75% of the fees and expenses and Parent would be obligated to pay 25% of the fees and expenses).  Each of Parent and the Stockholder Representative (solely on behalf of the Company Equityholders) shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with the matters contemplated by this Section 1.10(e).

ARTICLE II.
CLOSING

2.1.                            The Closing.  The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California, on August 8, 2014, subject to the satisfaction or waiver of each of the conditions set forth in Article VI hereof (or such other date that is not later than the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article VI hereof), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

2.2.                            Deliveries at Closing.

(a)                                 Deliveries by Parent and Merger Sub.  Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of the Company contained herein, Parent and Merger Sub shall deliver (or cause to be delivered) to the Company, at the Closing on the Closing Date, the following (reasonably satisfactory in form and substance to the Company and its legal counsel):

(i)                                     a certificate executed by the Secretary or an Assistant Secretary of each of Parent and Merger Sub certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of Parent and the certificate of incorporation of Merger Sub, each certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the bylaws of each of Parent and Merger Sub; (C) a true and complete copy of the resolutions of the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (D) incumbency matters;

(ii)                                  a certificate of good standing and/or subsistence of Parent and Merger Sub, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware;

(iii)                               a certificate executed by an executive officer of Parent and Merger Sub certifying as to the matters set forth in Section 6.1(a) hereof as of the Closing Date; and

(iv)                              the Escrow Agreement, executed by Parent.

(b)                                 Deliveries by the Company.  Upon the terms and subject to the conditions of this Agreement, in reliance upon the representations, warranties and agreements of Parent and Merger Sub contained herein and in consideration of the consideration to be paid to the Company Equityholders, the Company shall deliver (or cause to be delivered) to Parent and Merger Sub, at the Closing on the Closing Date, the following (reasonably satisfactory in form and substance to Parent and Merger Sub and their legal counsel):

(i)                                     a certificate executed by the Secretary or an Assistant Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of the Company, as amended through the Closing Date, certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the bylaws of the Company, (C) a true and complete copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (D) incumbency matters;

(ii)                                  a certificate of good standing and/or subsistence of the Company, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware;

(iii)                               a certificate executed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a) hereof as of the Closing Date;

(iv)                              a certificate by the Company that meets the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) along with written authorization for Parent to deliver the notice form described in Treasury Regulations Section 1.897-2(h)(2) to the IRS on behalf of the Company upon the Closing of the Merger;

(v)                                 resignations from the Persons holding the position of an officer or director of the Company and its Subsidiaries, in office immediately prior to the Effective Time, resigning from such positions effective as of the Effective Time;

(vi)                              Accredited Investor Certifications completed by each of the Requisite Stockholders; and

(vii)                           the Escrow Agreement, executed by the Stockholder Representative.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows, except as otherwise set forth on the Disclosure Schedules, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

3.1.                            Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted, to own and or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 3.1 of the Disclosure Schedules, being all the jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Copies of the Organizational Documents of the Company, and all amendments thereto, heretofore delivered or made available to Parent are true, accurate and complete as of the date hereof.  The Company is not a “quasi-California corporation” and is not subject to the provisions of Section 2115 of the California Corporations Code.

3.2.                            Subsidiaries(a)                 .

(a)                                 Except as set forth on Schedule 3.2 of the Disclosure Schedules, the Company has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other entity.  Each Subsidiary of the Company is a corporation or similar legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with full corporate power and authority to conduct its business as it is presently being conducted, to own and or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts.  Each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified, in good standing or to have such power or authority would not have a Material Adverse Effect.  Copies of the Organizational Documents of each Subsidiary, and all amendments thereto, heretofore delivered or made available to Parent are true, accurate and complete as of the date hereof.

(b)                                 Schedule 3.2 of the Disclosure Schedules sets forth a description of all the issued and outstanding equity interests of each Subsidiary of the Company.  The Company owns of record and beneficially all of the issued and outstanding equity interests of each of its Subsidiaries free and clear of all Encumbrances.  All of the outstanding shares of capital stock of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and none of such shares are subject to any preemptive right, right of first refusal, right of first offer or right of rescission.  There are no accrued unpaid dividends on any shares of capital or other stock of any Subsidiary of the Company.  No claim has been made or, to the Knowledge of Company, threatened to the Company or any of its Subsidiaries asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of any securities (including options and warrants) of, or any other voting, equity or ownership interest in any Subsidiary of the Company.

(c)                                  Except as set forth in Schedule 3.2 of the Disclosure Schedules, (i) there are no shares of capital or other stock of any Subsidiary of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive or similar rights, convertible securities, bonds, debentures, notes or other indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of capital or other stock of any Subsidiary of the Company obligating any Subsidiary of the Company to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any shares of capital stock convertible into or exchangeable for such shares of capital or other stock, or obligating any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any share of capital or other stock of any Subsidiary of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(d)                                 No Subsidiary of the Company has violated any Regulations in connection with the offer, sale or issuance of any of the capital stock or any other securities of such Subsidiary of the Company in any material respect, and such capital stock and other securities have been issued and granted in compliance with all requirements set forth in the Organizational Documents of such Subsidiary of the Company.

3.3.                            Capitalization.

(a)                                 The issued and outstanding capital stock of the Company, including the Company Options and any securities convertible into capital stock of the Company, is held by the Persons and in the amounts set forth on Schedule 3.3(a) of the Disclosure Schedules.  The authorized capital stock of the Company consists of (i) 15,824,000 shares of Company Common Stock, (ii) 3,024,000 shares of Company Series A Preferred Stock and (iii) 5,800,000 shares of Company Series B Preferred Stock, and there are no other shares of other classes or series of capital stock of the Company authorized or outstanding.  As of the date hereof, there are (A) 4,786,090 shares of Company Common Stock issued and outstanding, (B) 3,024,000 shares of Company Series A Preferred Stock issued and outstanding and (C) 5,727,536 shares of Company Series B Preferred Stock issued and outstanding.  As of the date hereof, there are 2,008,562 shares of Company Common Stock authorized for issuance under the Company Equity Plans (of which 1,250,839 shares of Company Common Stock are subject to outstanding and unexercised Company Options).  All of the issued and outstanding shares of Company Capital Stock are, and all Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options or any other Company security, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and none of such shares are subject to any preemptive right, right of first refusal, right of first offer, right of rescission or similar right.  There are no accrued or declared but unpaid dividends on any share of Company Capital Stock.  No claim has been made or, to the Knowledge of the Company, threatened to the Company asserting that any Person other than a Person listed on Schedule 3.3(a) or Schedule 3.3(d) of the Disclosure Schedules is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities (including options and warrants) of, or any other voting, equity or ownership interest in the Company.  Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly authorized committee thereof) and any required Stockholder approval by the necessary number of votes or written consents, and all Company Options have been granted in compliance with applicable Regulations, including all applicable United States federal and state securities laws, and the Company Equity Plans.  Each Company Option was granted with a per share exercise price that equaled or exceeded the fair market value of a share of Company Common Stock on the applicable date of grant.

(b)                                 Except as set forth in Section 3.3(a) hereof and Schedules 3.3(a) and 3.3(d) of the Disclosure Schedules, (i) there are no shares of capital or other stock or voting securities of the Company authorized, issued or outstanding, (ii) there are no existing compensatory equity or equity-linked awards of any form, including, without limitation, any options, stock appreciation rights, stock units, warrants, calls, restricted shares, phantom shares, deferred shares, performance shares or similar rights, preemptive or similar rights, awards, convertible securities, Voting Debt or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued Company Capital Stock obligating the Company to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any shares of capital stock of, or Voting Debt of, or other equity or voting interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option or other compensatory equity or equity-linked award, warrant, call, subscription or other right, agreement, arrangement or commitment or pursuant to which any Person is or may be entitled to receive any payment or other value based on the value of the Company’s equity interests, and (iii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Company Capital Stock, or other capital or other stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c)                                  Except as set forth in Section 3.3(a) or Schedule 3.3(c) or Schedule 3.3(d) of the Disclosure Schedules, there are no (i) securities of the Company reserved for issuance for any purpose, (ii) agreements pursuant to which registration rights in the securities of the Company have been granted, (iii) stockholder agreements between the Company and any current stockholders of the Company regarding the securities of the Company or (iv) agreements among stockholders of the Company with respect to the voting or transfer of the securities of the Company or with respect to the governance of or any other aspect of the Company’s affairs (including any rights of first refusal or similar restrictions on transfer).  No distributions (including distributions for taxes) are owed to the Company with respect to any Company Capital Stock or owed by the Company to any Company Stockholder.

(d)                                 With respect to all outstanding Company Options, Schedule 3.3(d) of the Disclosure Schedules sets forth a true and complete list as of the date hereof, as applicable, of the name of the holder of each such Company Option, the number of shares of Company Common Stock covered by such Company Option, the date of grant, the type of option (i.e., tax-qualified incentive stock option or nonqualified stock option), whether such option permits early exercise, the exercise price per share of such Company Option, the vesting schedule and vested status of such Company Option and the applicable expiration date.

(e)                                  The Company has not violated any applicable foreign, federal or state securities laws, in connection with the offer, sale or issuance of any Company Capital Stock, Company Options or any other securities in any material respect, and such Company Capital Stock, Company Options and other securities have been issued and granted in compliance with all requirements set forth in the Company’s Organizational Documents.  Each holder of Preferred Stock, when it acquired capital stock from the Company, represented to the Company that it was an “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act), and, to the Company’s Knowledge, as of the date hereof, each holder of Preferred Stock is an “accredited investor.”

(f)                                   The Closing Consideration Schedule delivered to Parent pursuant to Section 1.8(a) hereof shall accurately reflect, as of immediately prior to the Effective Time, (i) all Company Stockholders and their respective addresses, the number and type of shares of Company Capital Stock held by such Company Stockholders (including the respective certificate numbers and the class or series of such Company Capital Stock held by such Company Stockholder), the Pro Rata Portion applicable to each Company Stockholder and the aggregate consideration to be paid to each Company

Stockholder and (ii) all Company Optionholders entitled to receive consideration pursuant to Section 1.6(a)(ii) hereof, the Pro Rata Portion applicable to each such Company Optionholder and the consideration to be paid to each Company Optionholder.

3.4.                            Authorization.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by the Company pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  Other than approval by the Requisite Stockholders pursuant to Section 5.10 hereof, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is to be a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other proceedings or actions on the part of the Company are necessary to authorize this Agreement and the Ancillary Agreements to which the Company is to be a party and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which the Company is to be a party, each of such Ancillary Agreements will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.5.                            Consents and Approvals.  Except as set forth on Schedule 3.5 of the Disclosure Schedules or notices, declarations, filings, registrations, authorizations, consents, approvals or Permits as may be required under applicable securities laws and state “blue sky” laws or the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (a) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person (including under any Contract), and (b) no consent under any Contract from any other Person, is, in each case, required to be made or obtained by the Company or any other Affiliate of the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby by the Company.

3.6.                            Absence of Certain Changes or Events.  Except as set forth on Schedule 3.6 of the Disclosure Schedules, since December 31, 2013 through the date hereof, there has not been any:

(a)                                 change in the Company’s or any of its Subsidiary’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or any Subsidiary of the Company; issuance of, or commitment to issue, any shares of capital stock or any security convertible into or exchangeable for such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Company or any Subsidiary of the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)                                 amendment to any Organizational Documents of the Company or any Subsidiary of the Company;

(c)                                  Material Adverse Change to the Company or its Business;

(d)                                 adoption of or change in any Tax or other accounting methods, principles or practices or change in any annual Tax accounting period; making of or change in any Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; filing of any amended Tax Return; entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(e)                                  revaluation of any of the assets of the Company or its Subsidiaries or relating to the Business, including, without limitation, writing off notes or accounts receivable, except in the ordinary course of business;

(f)                                   any material damage, destruction, abandonment or loss (whether or not covered by insurance) adversely affecting any of the assets of the Company or its Subsidiaries or the Business;

(g)                                  cancellation of any Indebtedness or waiver or release of any material right or claim of the Company or its Subsidiaries or relating to the Business;

(h)                                 (i) hiring or termination of any employee, consultant or director, (ii) payment, announcement, promise or grant, whether oral or in writing, of any increase in or establishment of (as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company or its Subsidiaries, including without limitation, any increase or change pursuant to any Company Plan (except as required by any applicable Regulation or, with respect to salary increases for non-executive employees, in the ordinary course of business consistent with past practice), or (iii) entry into, adoption, termination or amendment of any Company Plan;

(i)                                     adverse change in employee relations which has or is reasonably likely to have a material effect on the productivity, the financial condition, results of operations of the Company or its Subsidiaries or the relationships between the employees of the Company or its Subsidiaries and the management of the Company or any of its Subsidiaries;

(j)                                    entry into, or amendment, cancellation or termination of, any Contract, Lease or Permit to which the Company or its Subsidiaries is a party involving a total remaining commitment by or to the Company or any Subsidiary of the Company of at least $25,000, including, without limitation, any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement, except in the ordinary course of business;

(k)                                 mortgage, pledge or other Encumbrance of any assets of the Company or its Subsidiaries, except for purchase money mortgages arising in the ordinary course of business;

(l)                                     sale, assignment or transfer of any assets of the Company or its Subsidiaries, other than in the ordinary course of business;

(m)                             transfer of the registration of any Business Domain Names or failure to timely renew the registration of any Business Domain Names, other than in the ordinary course of business;

(n)                                 incurrence of Indebtedness by the Company or its Subsidiaries for borrowed money or commitment to borrow money entered into by the Company or any of its Subsidiaries, made or agreed to be made by the Company or any of its Subsidiaries, or indebtedness for borrowed money guaranteed by the Company or any of its Subsidiaries;

(o)                                 incurrence by the Company or any of its Subsidiaries of Liabilities, except Liabilities incurred in the ordinary course of business or under this Agreement or the incurrence of Transaction Expenses, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company and its Subsidiaries;

(p)                                 payment, discharge or satisfaction of any Liabilities of the Company or any of its Subsidiaries other than in the ordinary course of business;

(q)                                 capital expenditures relating to the Business, execution of any Lease to which the Company or any of its Subsidiaries is a party or incurrence of any obligations to make any capital expenditures or execute any Lease, in each case, involving a total remaining commitment by the Company and its Subsidiaries of at least $25,000;

(r)                                    failure to pay or satisfy when due any material Liability of the Company or any of its Subsidiaries, except in the ordinary course of business;

(s)                                   failure of the Company and its Subsidiaries to operate the Business in the ordinary course;

(t)                                    failure to maintain any Source Code, data or other information related to the Business (including any records of images, art, photographs or similar content posted on and/or removed from the Company’s website prior to the Closing Date) other than in a manner consistent with past practice;

(u)                                 disposition, sale, transfer, assignment, Encumbrance, pledge, license (except in the ordinary course of business), abandoning, dedicating to the public, failure to maintain or permitting to lapse any Company Intellectual Property, or any disposition or disclosure to any Person of any Company Intellectual Property not theretofore a matter of public knowledge, in each case other than in the ordinary course consistent with past practice; and

(v)                                 agreement, whether oral or written, by the Company or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (u) other than as expressly provided for herein.

3.7.                            Facilities.

(a)                                 Owned Real Property.  Neither the Company nor any of its Subsidiaries own any Owned Real Property.

(b)                                 Actions.  There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings or other Actions relating to any Facility.

(c)                                  Leases or Other Agreements.  Except for Facility Leases listed on Schedule 3.7 of the Disclosure Schedules, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Facility, or any real property or any portion thereof or interest in any such Facility or real property.

(d)                                 Facility Leases and Leased Real Property.  With respect to each Facility Lease, the Company or a Subsidiary of the Company has an unencumbered interest in the Leasehold Estates, other than Encumbrances which do not materially interfere with, or otherwise materially affect the present use and enjoyment of the Facility subject thereto or affected thereby.

(e)                                  Certificate of Occupancy.  All Facilities have received all material approvals of governmental authorities (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Regulations in all material respects.

(f)                                   Utilities.  All Facilities are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated.

(g)                                  No Special Assessment.  Neither the Company nor any of its Subsidiaries has received notice of any special assessment relating to any Facility or any portion thereof and, to the Knowledge of the Company, there is no pending or threatened special assessment.

3.8.                            Condition and Sufficiency of Assets.  The buildings, structures and equipment of the Company are structurally sound and are in good operating condition and repair, normal wear and tear excepted.  The buildings, structures and equipment of the Company and its Subsidiaries are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The improvements constructed on the buildings, structures and equipment of the Company and its Subsidiaries, including, without limitation, all Leasehold Improvements, and all Fixtures and Equipment and other Tangible Property owned, leased or used by the Company and its Subsidiaries at the Facilities are (a) insured to the extent and in a manner customary in the industry for similarly situated companies, (b) in good operating condition and repair, subject to ordinary wear and tear, fit for use in the ordinary course of business and (c) in conformity, in all material respects, with all applicable Regulations.  The Company and its Subsidiaries own, or have a valid leasehold or other interest in, and immediately after the Closing, the Company and its Subsidiaries will continue to own, or have a valid leasehold or other interest in, free and clear of all Encumbrances, all assets necessary for the conduct of the Business as presently conducted by the Company and its Subsidiaries.

3.9.                            Contracts and Commitments.

(a)                                 Contracts.  Schedule 3.9(a) of the Disclosure Schedules sets forth a complete and accurate list as of the date hereof of all currently effective Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their assets are bound (including oral agreements) of the following categories:

(i)                                     Contracts that are material to the Company not made in the ordinary course of business that are not otherwise required to be disclosed pursuant to clauses (ii) — (xix) below;

(ii)                                  all management agreements or Contracts for the employment or engagement of any officer, individual employee, consultant or other Person on a full time, part time, consulting or other basis (A) providing annual compensation (whether cash and/or otherwise) in excess of $100,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement or (C) otherwise restricting the ability of the Company or any of its Subsidiaries to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or for no reason without penalty or Liability;

(iii)                               collective bargaining agreements or other Contracts with any labor union, or severance agreements, programs, policies or arrangements;

(iv)                              Contracts containing covenants limiting the freedom of the Company or its Subsidiaries or any employee, consultant, officer or director of the Company or any of its Subsidiaries, to engage in any line of business, expand the geographical scope of business anywhere in the world or compete with any Person or that otherwise have the effect of restricting in any material respect the Company or its Subsidiaries or any employee, consultant, officer or director of the Company or any of its Subsidiaries from the development, manufacture, marketing or distribution of products and/or services, including without limitation, non-competition, non-solicitation of customers and standstill obligations, or any contract, agreement or arrangement containing any exclusivity, noncompetition or most favored pricing terms, in each case other than (a) Artist Agreements, but only with respect to the products licensed thereunder and (b) Contracts between the Company or its Subsidiary, on the one hand, and any employee, consultant, officer or director of the Company or any of its Subsidiaries, on the other hand, substantially on a form previously provided to Parent, where such covenants are for the benefit of the Company or its Subsidiaries;

(v)                                 Contracts with any Company Equityholder, any Affiliate of any Company Equityholder or any other Affiliate of the Company (“Affiliate Agreements”);

(vi)                              Contracts that the Company or any of its Subsidiaries have entered into with each Person who has art or other content that is available on the Company’s website (such art or content, “Artwork” and each such Person, an “Artist”), other than agreements entered into in the ordinary course of business substantially on the form previously provided to Parent (“Artist Agreements”);

(vii)                           distribution, franchise, license, technical assistance, sales, customer, commission, consulting, agency or advertising contracts related to the assets of the Company or its Subsidiaries or the Business other than Artist Agreements and purchase orders or agreements for Artwork entered into in the ordinary course of business substantially on the form previously provided to Parent (“Standard Customer Agreements”), and agreements pursuant to which the Company or any of its Subsidiaries licenses or otherwise uses standard generally commercially available software or services involving a one-time license fee of no more than $100,000 or ongoing subscription or service fees of no more than $25,000 per year (“Click-Through Agreements”);

(viii)                        options with respect to any property, real or personal, whether the Company or any of its Subsidiaries shall be the grantor or grantee thereunder;

(ix)                              Contracts involving future expenditures or Liabilities, actual or potential, in excess of $25,000;

(x)                                 Contracts involving performance of services or delivery of products by the Company or any of its Subsidiaries, actual or potential, in excess of $25,000, other than Artist Agreements and Standard Customer Agreements;

(xi)                              Contracts involving receipts by the Company or its Subsidiary, actual or potential, in excess of $25,000;

(xii)                           Contracts or commitments relating to commission arrangements with any officer, individual employee, consultant or other Person;

(xiii)                        promissory notes, loans, agreements, indentures, evidences of Indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $25,000, whether the Company or any of its Subsidiaries shall be the borrower, lender or guarantor thereunder or whereby any assets of the Company or any of its Subsidiaries are pledged (excluding credit provided by the Company in the ordinary course of business to purchasers of the Company’s services or products);

(xiv)                       any Contract with the United States, state or local government or any agency or department thereof, other than Standard Customer Agreements;

(xv)                          Leases of real property;

(xvi)                       Leases of personal property involving a total remaining commitment by the Company or any of its Subsidiaries of at least $25,000 not cancelable (without Liability) within 90 calendar days;

(xvii)                    written warranties, guaranties and or other similar undertakings with respect to contractual performance extended by the Company or any of its Subsidiaries, except any warranties, guaranties or similar undertakings entered into in the ordinary course of business;

(xviii)                 joint venture, partnership and other Contracts (however named) involving a sharing of profits, losses, costs or Liabilities by the Company or any of its Subsidiaries with any other Person; and

(xix)                       Contracts relating to the development, ownership, use or licensing of any patents, trademarks, copyrights, or other Intellectual Property, other than, in each case, Artist Agreements, Standard Customer Agreements, Click-Through Agreements, Open Source licenses, agreements with current or former employees, consultants, or contractors regarding the disposition, development, appropriation on substantially the form(s) made available to Parent and nondisclosure agreements entered in in the ordinary course of business.

The Company has delivered or made available to Parent true, correct and complete copies of all of the Contracts listed on Schedule 3.9(a) of the Disclosure Schedules, including all amendments and supplements thereto.  All Contracts and Leases listed (or required to be listed) on Schedule 3.9(a), together with Artist Agreements, are referred to herein as “Material Contracts.”

(b)                                 Absence of Defaults.  All of the Material Contracts are valid, binding and enforceable obligations of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, the other parties thereto, in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  The Company or its Subsidiary, as the case may be, has fulfilled or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of the Material Contracts.  The Company or its Subsidiary, as the case may be, has complied in all material respects with the provisions of each Material Contract and is not in material Default thereunder, and, to the Knowledge of the Company, all other parties to the Material Contracts have complied in all material respects with the provisions thereof and no party is in material Default thereunder.  No written or, to the Knowledge of the Company, oral notice of any claim of Default has been given to the Company or any of its Subsidiaries.  No event has occurred that (with or without notice or lapse of time) would contravene, conflict with, or result in a material violation or breach of, or give the Company or its Subsidiaries or, to the Knowledge of the Company, any other Person the right to default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract.

(c)                                  Liabilities.  Schedule 3.9(c) of the Disclosure Schedules sets forth as of the date hereof all outstanding Long Term Liabilities of the Company and its Subsidiaries, and for each Long Term Liability set forth thereon, identifies the debtor, the principal amount, the creditor, the maturity date, and the collateral, if any, securing such Long Term Liability.  No Default exists with respect to the obligations of the Company or any of its Subsidiaries under any letters of credit, fidelity bonds or surety bonds and neither the Company nor any of its Subsidiaries have received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

3.10.                     Permits.

(a)                                 Schedule 3.10 of the Disclosure Schedules sets forth a complete list of all Permits used in the operation of the Business or otherwise held by the Company or any of its Subsidiaries.  The Company and its Subsidiaries have all Permits required under any Regulation (including Environmental Laws) in the operation of its Business, and owns or possesses such Permits free and clear of all Encumbrances.  Neither the Company nor any of its Subsidiaries are in material Default, nor has the Company or any of its Subsidiaries received any written or, to the Knowledge of the Company, oral notice of any claim of material Default, with respect to any such Permit.  Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement.  No present or former stockholder, director, officer, Representative or employee of the Company or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company or any of its Subsidiaries owns, possesses or uses.

(b)                                 The Permits set forth on Schedule 3.10 of the Disclosure Schedules collectively constitute all of the Permits necessary to permit the Company and its Subsidiaries to lawfully conduct and operate the Business in the manner that the Business is currently conducted and operated and to permit the Company and its Subsidiaries to own and use their respective assets in the manner in which the Company and its Subsidiaries currently own and use their respective assets.

3.11.                     No Conflict or Violation.  Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of the Company or any of its Subsidiaries, (b) violate, conflict with, or result in or constitute a Default in any material respect under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any material Encumbrance upon or with respect to any of the assets of the Company under any of the terms, conditions or provisions of any Contract, Lease or Permit, (i) to which the Company or any of its Subsidiaries is a party or (ii) by which the assets of the Company or any of its Subsidiaries are bound, (c) violate any material Regulation or Court Order, (d) impose any material Encumbrance on any of the assets of the Company or its Subsidiaries, (e) cause the Company or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax, or (f) contravene, conflict with, or result in a violation in any material respect of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Permits that are held by the Company or its Subsidiaries.

3.12.                     Financial Statements and Other Financial Information.  The Company has heretofore delivered or made available to Parent the Financial Statements, copies of which are attached hereto as Schedule 3.12 of the Disclosure Schedules.  The Financial Statements (a) are in accordance with the Books and Records of the Company and its Subsidiaries in all material respects; (b) have been prepared in accordance with GAAP except as set forth on Annex I consistently applied throughout the periods covered thereby and in a manner consistent with the past practice of the Company and its Subsidiaries; and (c) fairly and accurately present in all material respects the assets and Liabilities (including all reserves), taken together, and financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows of the Company and its Subsidiaries for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which adjustments shall not be material in the aggregate).

3.13.                     Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries have any Liabilities of any nature (whether accrued, absolute, contingent or otherwise), except (a) as reflected or reserved against in the Interim Balance Sheet, (b) for Liabilities that consist of executory obligations under any of the Contracts that have been previously made available to Parent (other than any Liabilities resulting from any breach by the Company or any of its Subsidiaries of such a Contract), (c) for Liabilities that are Company Transaction Expenses, (d) for Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date or (e) for Liabilities that (i) are not required to be set forth on a balance sheet in accordance with GAAP and (ii) are not material in amount.

3.14.                     Books and Records.  The Books and Records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with practices which are customary and suitable given the size and nature of the Company’s Business.  The Company has made and kept (and given Parent access to) Books and Records and accounts, which accurately and fairly reflect the activities of the Company and its Subsidiaries in all material respects.  The minute books of the Company and its Subsidiaries previously delivered to Parent accurately reflect all action previously taken by the Company Stockholders, board of directors and committees of the board of directors of the Company (or similar, with respect to the Company’s Subsidiaries).  The copies of the stock book records of the Company and its Subsidiaries previously delivered to Parent are true, correct and complete, and accurately reflect all transactions effected in the capital stock of the Company through and including the date hereof.  Neither the Company nor any of its Subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records of the Company and its Subsidiaries.

3.15.                     Litigation.  Except as set forth on Schedule 3.15 of the Disclosure Schedules, there are no Actions pending, or to the Knowledge of the Company, threatened (a) that are against, related to or affecting (i) the Company, any Subsidiary of the Company, the Business or the assets of the Company and its Subsidiaries (including with respect to Environmental Laws), (ii) to the Knowledge of the Company, any officers or directors of the Company or its Subsidiaries that are involved in the operations of the Business or (iii) to the Knowledge of the Company, any stockholder of the Company or its Subsidiaries in such stockholder’s capacity as a stockholder of the Company or its Subsidiaries, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements, (c) against the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries that involve the risk of criminal liability or (d) in which the Company or any of its Subsidiaries is a plaintiff.  Neither the Company nor any of its Subsidiaries is in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against the Company, any Subsidiary of the Company, the Business or the assets of the Company and its Subsidiaries.

3.16.                     Labor Matters.

(a)                                 Schedule 3.16 of the Disclosure Schedules contains a true, correct and complete list of the names and current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees of the Company and its Subsidiaries and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position.  No officer or Key Employee of the Company or its Subsidiaries has informed the Company or its Subsidiaries (whether orally or in writing) of any plan to terminate employment with or services for the Company or its Subsidiaries, and, to the Knowledge of the Company, no such Person or Persons has any plans to terminate employment with or services for the Company or its Subsidiaries.

(b)                                 The Company and its Subsidiaries are in compliance in all material respects with applicable Regulations and Court Orders regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor or employment related matters, including without limitation any Regulation or Court Order relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards or occupational health and safety or any other Employment Statute.

(c)                                  Neither the Company nor its Subsidiaries are or have at any time been a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent, any employee of the Company or any of its Subsidiaries.  There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees.  Neither the Company nor its Subsidiaries have experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees during the past three years, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened.

(d)                                 (i) As of the payroll date preceding the date of this Agreement, the Company and its Subsidiaries have paid in full to all of their respective employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries; and (iii) neither the Company nor its Subsidiaries are party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(e)                                  There are no material Liabilities, whether contingent or absolute, of the Company or its Subsidiaries relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier, subject to normal deductibles. With respect to each Company Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(f)                                   In the three years prior to the date of this Agreement, neither the Company nor its Subsidiaries have effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining

Notification Act (the “WARN Act”) or any similar state, local or foreign Regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or Facility of the Company or its Subsidiaries or (ii)  a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Regulation) affecting any site of employment or Facility of the Company or its Subsidiaries.

(g)                                  Schedule 3.16(g) contains a list of all individual independent contractors, consultants, agents or agency employees currently engaged by the Company or its Subsidiaries, along with the position, date of retention and rate of remuneration for each such Person.  Except as set forth on Schedule 3.16(g), neither the Company nor its Subsidiaries engage or retain any independent contractors, consultants, agents or agency employees.  The Company and its Subsidiaries are in material compliance with laws respecting classification of service providers as either employees or independent contractors and as exempt or non-exempt for all purposes and the Company and its Subsidiaries have made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.  Each such independent contractor, consultant, agent or agency employee has entered into customary covenants regarding confidentiality, non-competition and assignment of Intellectual Property in such Person’s agreement with the Company or any Subsidiary of the Company, a copy of which has been previously delivered to Parent.

3.17.                     Compliance with Law.  Neither the Company or any of its Subsidiaries nor the conduct of the Business has violated any, and the Company and its Subsidiaries are in compliance, in each case in all material respects, with all Regulations and Court Orders relating to the Company, any Subsidiary of the Company, the Business or the assets of the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any Subsidiary of the Company has received any written or, to the Knowledge of the Company, oral notice to the effect that, or otherwise been advised in writing or, to the Knowledge of the Company, orally that, it is not in compliance with any such Regulations or Court Orders in any material respect.

3.18.                     Intellectual Property.

(a)                                 Disclosure of Intellectual Property Assets.  Schedule 3.18(a) of the Disclosure Schedules sets forth a true and complete list of all of the Company Registered Intellectual Property, all of which is registered in the name of the Company or any of its Subsidiaries.  With respect to Company Registered Intellectual Property, Schedule 3.18(a) of the Disclosure Schedules also sets forth: (i) for each patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each trademark, service mark, logo, and trade name, the application/serial number or registration number, the class of goods covered and the expiration date for each country, (iii) for each copyright, the registration number and expiration date for each country, or, if applicable, the application number and date of filing for each country in which a copyright application has been filed, (iv) for each Internet domain name, the Internet domain name registration, the expiration date, the name of the registrant and the name of the registrar, and (v) all actions that must be taken by the Company or any of its Subsidiaries, as the case may be, within 60 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents for the purposes of maintaining or renewing any Company Registered Intellectual Property.  True and correct copies of all patents and patent applications, trademark and service mark applications and registrations and copyright applications and registrations owned, controlled, filed or used by or on behalf of the Company or any of its Subsidiaries have been provided or made available to Parent.  The Company and its Subsidiaries have all right, title or interest in or to all Intellectual Property used in connection with the operation of the Business; provided, however, that (a) in the case of Intellectual Property licensed from other Persons under licenses that are disclosed on Schedule 3.18(b) of the Disclosure Schedules or Artist Agreements, the scope of rights licensed to the Company and its Subsidiaries are set forth in such licenses and (b) this representation and warranty is made to the Company’s Knowledge with respect to patents.

(b)                                 Licensing Agreements.  Schedule 3.18(b) of the Disclosure Schedules sets forth a true and complete list of all Contracts containing either (i) a license of (or covenant not to sue, non-assertion, settlement or similar agreements or consents related to) Intellectual Property by the Company or any of its Subsidiaries to a third party, or (ii) a license of (or covenant not to sue, non-assertion, settlement or similar agreements or consents related to) Intellectual Property by a third party to the Company or any of its Subsidiaries (and in each case that have not, prior to the date hereof, expired or been terminated pursuant to their terms or operation of law), excluding Artist Agreements (the form of which has been made available to Parent), Standard Customer Agreements (the form of which has been made available to Parent), Click-Through Agreements, and Open Source licenses.  A true and correct copy of each such Contract has been provided or made available to Parent.  Such Contracts are legal, valid, binding, enforceable obligations of the Company or any of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, the other parties thereto, in accordance with their terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (y) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  The underlying Intellectual Property for each such Contract is, to the Knowledge of the Company, not subject to any outstanding injunction, order, decree or ruling.  To the Knowledge of the Company, no action, suit, proceeding, hearing, investigation or complaint is pending, nor has any claim or demand been made, which challenge the legality, validity, enforceability or ownership of the underlying Intellectual Property for each such Contract.  Neither the Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to any such Contract other than with respect to Artist Agreements and Standard Customer Agreements.  Except as set forth on Schedule 3.18(b) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in a breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to such Contracts.  The Company or any of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, all other parties to such Contracts are in material compliance with, and have not materially breached any term of, any such Contracts.  No party to any such Contract has given written notice of termination or repudiation of any provision thereof.  Immediately following the Closing Date, the Surviving Corporation and its Subsidiaries will continue to be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts on terms identical to those in effect as of the date of this Agreement and to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.  Schedule 3.18(b) of the Disclosure Schedules also sets forth a true and complete list of all ongoing royalties and similar payments that the Company or any of its Subsidiaries are obligated to pay to any third party who owns or is a licensee of any Intellectual Property pursuant to Contracts to which Company or any of its Subsidiaries is bound, and except as set forth therein, neither the Company nor any of its Subsidiaries are obligated or under any liability whatsoever to make any payments by way of ongoing royalties to any owner or licensee of, or other claimant to, any Intellectual Property pursuant to any Contract to which Company or any of its Subsidiaries is bound, in each case other than pursuant to Artist Agreements.

(c)                                  Ownership, Validity and Enforceability of Intellectual Property.  Each registration within the Company Registered Intellectual Property is subsisting, enforceable and in full force and effect and, to the Knowledge of the Company, valid, and is not subject to any written pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that challenges the validity, enforceability, registration, ownership or use of the item.  The Company

Registered Intellectual Property has not expired or been cancelled or abandoned, and is not subject to any pending or threatened opposition, cancellation, interference or similar proceeding, except for such registrations that the Company or any of its Subsidiaries have permitted to expire or has cancelled or abandoned in its reasonable business judgment.  All necessary registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with the Company Registered Intellectual Property have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.  The Company and its Subsidiaries own all right, title, and interest (including the sole right to enforce), free and clear of all Encumbrances, in and to all Company Intellectual Property, and with respect to Company Registered Intellectual Property are listed in the records of the appropriate United States, state and/or foreign authorities as the sole owner for each item thereof.  There are not any restrictions on the Company’s or its Affiliates’ right to sell products owned by or offer services provided by the Company or any of its Subsidiaries, in connection with the Business, other than applicable Regulations, Artist Agreements (but only with respect to the products licensed thereunder) and restrictions contained in Artist Agreements or licenses listed in Schedule 3.18(b).  Except with respect to licenses of Intellectual Property by a third party to the Company or any of its Subsidiaries disclosed on Schedule 3.18(b) of the Disclosure Schedules, Artist Agreements, Standard Customer Agreements, Click-Through Agreements, and Open Source licenses, the Company and its Subsidiaries, own all Intellectual Property rights in and to all Software used in the operation of the Business, provided that this representation and warranty is made to the Company’s Knowledge with respect to patents.  Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company Intellectual Property, to any other Person or (ii) permitted the Company’s or any of its Subsidiaries’ rights in such Company Intellectual Property to enter into the public domain, except pursuant to its reasonable business judgment.

(d)                                 Protection of Intellectual Property.  The Company and its Subsidiaries are taking and have taken reasonable steps to obtain, maintain, police and protect the Company Intellectual Property and to maintain and protect the confidentiality of any trade secrets and other material Confidential Information of the Business.  The Company and its Subsidiaries have sufficient right to use all customer lists, customer account information, submissions and licensing and purchasing histories relating to the current and former customers of the Business as necessary for the operation of the Business.  Without limiting the foregoing, all current and former employees, consultants and contractors of the Company or any of its Subsidiaries or other Persons that have participated in the creation or development of any material Intellectual Property used or held for use by the Company or any of its Subsidiaries have executed valid and enforceable agreements in which they have assigned or otherwise vested all of their rights in and to such Intellectual Property to the Company or any of its Subsidiaries and have agreed to maintain the confidentiality of such Intellectual Property.  Neither the Company nor any of its Subsidiaries is, and to the Knowledge of the Company no other party to any such agreement is, in material breach thereof.  No current or former employees, consultants or contractors of the Company own any Intellectual Property purported to be owned by the Company or any of its Subsidiaries.  It is not necessary for the operation of the Business to utilize any Intellectual Property rights of any employee, consultant or contractor of the Company or any of its Subsidiaries or of the Business developed, invented or made prior to such employee’s employment or consultant or contractor’s retention by the Company or any of its Subsidiaries or except for any such Intellectual Property rights that have previously been assigned or licensed to the Company or its Subsidiaries.  No Person has asserted in writing, and to the Knowledge of the Company, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to any Intellectual Property of the Company or any of its Subsidiaries.

(e)                                  No Infringement.  The Company and its Subsidiaries have not and do not, and the Company Intellectual Property and operation of the Business have not and do not, infringe, dilute, conflict with, misappropriate, or otherwise violate any rights of any Person in or to any Intellectual Property, violate any right to privacy or publicity, nor constitute unfair competition or trade practices under the applicable laws of any jurisdiction to which the Company or the Business is subject, provided that this representation and warranty is made to the Company’s Knowledge with respect to patents.  Except as set forth in Schedule 3.18(e) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries have received written notice from any Person claiming that the Company Intellectual Property or the operation of the Business infringes, dilutes, conflicts with, misappropriates or otherwise violates the rights of any Person in or to any Intellectual Property, violates any rights to privacy or publicity, or constitutes unfair competition or trade practices under the laws of any jurisdiction, including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person.  The Company Intellectual Property and Intellectual Property licensed to the Company or any of its Subsidiaries is all of the Intellectual Property necessary for the operation of the Business, provided that this representation and warranty is made to the Company’s Knowledge with respect to patents.  The Company complies in all material respects with the provisions of the Digital Millennium Copyright Act (“DMCA”), in order to be afforded of the safe harbor provisions thereunder, including, but not limited to, timely following the proper notice and take down procedures listed in section 512 of the DMCA.  The Company has registered and maintains a designated DMCA compliance agent with the United States Copyright Office.  A list and the status of all current and prior takedown notice requirements received by the Company is set forth in Schedule 3.18(e).

(f)                                   No Third Party Infringers.  The Company and its Subsidiaries have taken all reasonable and prudent steps to protect the Company Intellectual Property from infringement by any other Person.  To the Knowledge of the Company, there has been no unauthorized use, unauthorized disclosure, infringement, dilution, violation or misappropriation by any Person of any Company Intellectual Property.  To the Knowledge of the Company, no other Person has the right to use the Company’s or any of its Subsidiaries’ trademark or service marks on the goods and/or services in any manner, when applied to the goods or services of any such Person, intended to cause confusion with such trademarks or to cause a mistake or to deceive.  No other Person has notified the Company or any of its Subsidiaries that such Person is claiming any ownership of any of the Company Intellectual Property.

(g)                                  Liabilities.  Except as set forth on Schedule 3.18(g) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has an obligation under any agreement to provide indemnification for infringement or misappropriation of any third-party rights or provide enhancements, support or maintenance for any Intellectual Property or Software of the Company or any of its Subsidiaries except pursuant to Standard Customer Agreements and Click-Through Agreements.

(h)                                 No Order.  There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company or any of its Subsidiaries is a party or is otherwise bound that (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any Company Intellectual Property; (ii) restrict the current or planned conduct of the Business in order to accommodate a third party’s Intellectual Property; or (iii) grant any third party any right with respect to any Company Intellectual Property that is owned by Company or any of its Subsidiaries or exclusively licensed to the Company or any of its Subsidiaries.

(i)                                     Privacy.  Each of the Internet websites, owned or operated by the Company in connection with the Business maintains a publicly posted privacy statement or policy that describes the Company’s practices with respect to the collection, use and disclosure of Personal Information and that complies in all material respects with all applicable legal requirements, including, without limitation, Data

Protection Laws.  Each of the Company and its Subsidiaries and the Business complies and has complied in all material respects with all applicable Regulations and its own published and internal privacy policies, terms of use and guidelines related to information privacy and security, including with respect to the collection, use, disposal, disclosure, maintenance and transmission of Personal Information, including without limitation, applicable Data Protection Laws.  The Company has provided Parent with true and accurate copies of all such privacy policies, terms of use and guidelines related to information privacy and security.  The Company and its Subsidiaries take and have taken reasonable and prudent measures to ensure that such information is protected against unauthorized access, loss, damage use, sharing, modification, or other misuse other than as expressly described in the published privacy policies, and to the Knowledge of the Company, there has been no unauthorized access, loss, damage use, sharing, modification, or other misuse of any such information by the Company or any of its Subsidiaries.  The execution, delivery and performance of this Agreement and the Ancillary Agreements complies and will comply with all Data Protection Laws and the Company’s and its Subsidiaries’ applicable published privacy policies in each case in all respects.  Neither the Company nor any of its Subsidiaries have received any written inquiry or complaint from a regulatory authority in any jurisdiction from which it has processed Personal Information, or written inquiry or complaint giving rise to legal proceedings, regarding its collection, use, storage, or sharing of Personal Information.

(j)                                    Information Technology Systems.  To the Knowledge of the Company, All information technology systems, Software computers, workstations, routers, hubs, switches, communication lines and other technology equipment used or held for use in connection with the operation of the Business, including without limitation, all databases, websites, e-commerce platforms and associated documentation used in connection with the operation of the Business (“Information Technology Systems”), and Company Intellectual Property (and all parts thereof), are free of (i) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or hardware components designed or intended to permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Information Technology Systems or Company Intellectual Property (or any parts thereof) or data or other Software of users (“Contaminants”).  The Company and its Subsidiaries take and have taken reasonable steps and implements and has implemented reasonable procedures, intended to ensure that the Information Technology Systems used in connection with the operation of the Business are free from Contaminants.  The Company and its Subsidiaries have reasonable disaster recovery plans, procedures and facilities for the Business, and take and have taken reasonable steps to safeguard and back-up at secure off-site locations the Information Technology Systems.  The Company and its Subsidiaries have implemented and maintained reasonable security measures which are in compliance in all material respects with all applicable data security and privacy Regulation and are designed to (i) ensure the security and integrity of Personal Information; protect against hazards or threats to the security of or integrity of Personal Information, and (ii) prevent unauthorized access to Personal Information.  To the Knowledge of the Company, neither the Company or any of its Subsidiaries has experienced any material accidental loss, alteration, disclosure or destruction of, misuse of, unauthorized third party access to, or damage to, Personal Information held or processed by or on behalf of any of the Company’s or its Subsidiaries’ customers or employees, including Personal Information and financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data.  To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of such Information Technology Systems.  The Company has, and on the Closing Date Parent will have full access to, a catalog, that is to the Knowledge of the Company true and complete, of all images, art, photographs and similar content posted on the Company’s websites as of the Closing Date.  The Company and its Subsidiaries has sufficient rights to use all Information Technology Systems all of which rights shall survive unchanged immediately following the consummation of the transactions contemplated hereby.  The Information Technology Systems are sufficient to conduct the business of the Company and its Subsidiaries.

(k)                                 Transaction.  Except as set forth on Schedule 3.18(k) of the Disclosure Schedules, the transactions contemplated by this Agreement and the Ancillary Agreements will not, by virtue of any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their assets are bound (including oral agreements), result in Parent, the Company, or any of their respective Affiliates:  (i) granting to any third party any incremental right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party.  As used in this paragraph, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby.

(l)                                     Open Source.  Except as set forth on Schedule 3.18(l) of the Disclosure Schedules, no open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU general public license or GNU lesser general public license or other Software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use Software for commercial purposes (collectively “Open Source”), has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any Software that is Company Intellectual Property.  No Open Source listed in Schedule 3.18(l) of the Disclosure Schedules has been modified or distributed by or on behalf of the Company or any of its Subsidiaries in such a manner as would require the Company or any of its Subsidiaries to publicly make available any Source Code for Software that is Company Intellectual Property.

(m)                             Source Code.  Neither the Company nor any of its Subsidiaries have disclosed any Source Code for Software that is Company Intellectual Property (“Company Source Code”) to any Person other than to employees and contractors performing services on the Company’s or any of its Subsidiaries’ behalf who have executed confidentiality agreements.  Except as set forth in Schedule 3.18(m) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries have entered into any Contracts with any Person requiring, upon the absence or occurrence of an event or Default, the disclosure of any Company Source Code. The execution of this Agreement or any Ancillary Agreement will not result in the disclosure to a third Person of any Company Source Code (including without limitation any release from escrow of any such Source Code) or the grant of incremental rights to a Person with regard to such Source Code.  No event has occurred, that (with or without notice or lapse of time, or both) will result in the disclosure or delivery by the Company or any of its Subsidiaries or any Person acting on behalf of the Company or any of its Subsidiaries to any Person of any Company Source Code, and no portions of such Source Code have been disclosed, delivered or licensed to a third Person, other than, in each case, to employees and contractors performing services on the Company’s or any of its Subsidiaries’ behalf who have executed confidentiality agreements.  As used in this paragraph, an “incremental” right refers to a right in excess of the rights that would have been required to be offered or granted had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby.

3.19.                     Employee Benefit Plans.

(a)                                 Schedule 3.19(a) of the Disclosure Schedules sets forth a complete and correct list of all Company Plans.  The Company has made available to Parent a true and complete copy, as applicable, of (i) each Company Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the three most recent annual reports with accompanying schedules and attachments, filed with respect to each Company Plan required to make such a filing, (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required by applicable law and any other notice or description provided to employees (as well as any modifications or amendments thereto), (iv) the most recently received IRS determination letter, if any, issued by the IRS and each currently pending application to the IRS for a determination letter with respect to any Company Plan that is intended to qualify under Section 401(a) of the Code, (v) the three most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Company Plan, (vi) all material records, notices and filings concerning IRS or Department of Labor audits or investigations, and (vii) all material non-routine, written communications relating to any Company Plan and any proposed Company Plans.  Neither the Company nor its Subsidiaries have any plan or commitment to adopt or enter into any additional Company Plan or to amend or terminate any existing Company Plan.

(b)                                 No Company Plan is, and neither the Company nor its Subsidiaries nor any ERISA Affiliate of the Company or its Subsidiaries contributes to, has ever contributed to or has any Liability or obligation, whether actual or contingent, with respect to any (A)  “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (B) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (C) single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (D) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(c)                                  Neither the Company nor its Subsidiaries have any obligation to provide health, accident, disability, life insurance or death benefits with respect to any current or former employees, consultants or directors or any retirees of the Company or its Subsidiaries, or the spouses, dependents or beneficiaries of any of the foregoing, beyond the termination of employment or service of any such employee, consultant, director or retiree, whether under a Company Plan or otherwise, other than as required under Section 4980B of the Code or other applicable Regulation.  To the Knowledge of the Company, there has been no communication to any current or former employee, consultant, director or any retiree of the Company or its Subsidiaries, or the spouses, dependents or beneficiaries of any of the foregoing that would reasonably be expected to promise or guarantee any such health, accident, disability, life insurance or death benefits.

(d)                                 Except as set forth set forth on Schedule 3.19(d) of the Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or its Subsidiaries or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director or any such group of employees, consultants or directors; or (iii) except as provided in Section 1.6(a) hereof, accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(e)                                  Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Regulations, including, without limitation, ERISA and the Code.  The Company and its Subsidiaries have performed in all material respects all obligations required to be performed by it under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Company Plan.  No Action is pending or, to the Knowledge of the Company, threatened against, by or on behalf of any Company Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course).  With respect to each Company Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Plan have occurred that would reasonably be expected to result in a material liability to the Company or its Subsidiaries, and (ii) no lien has been imposed under the Code, ERISA or any other applicable Regulation.

(f)                                   No excise tax is reasonably expected to be imposed upon the Company or its Subsidiaries under Chapter 43 of the Code.  Neither the Company nor its Subsidiaries have made any filing in respect of any Company Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Voluntary Compliance Program.

(g)                                  Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the Knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption.  There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan that would reasonably be expected to result in material liability to the Company or its Subsidiaries.

(h)                                 All contributions (including all employer contributions and employee salary reduction contributions), premiums or payments required to be made with respect to any Company Plan have been made, or, to the extent not yet due, have been adequately accrued on the Balance Sheet.

(i)                                     No Company Plan, and neither the Company, any of its Subsidiaries nor any Company Plan fiduciary with respect to any Company Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the PBGC or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(j)                                    Schedule 3.19(j) of the Disclosure Schedules sets forth any and all Indebtedness in excess of $10,000 owed to the Company or its Subsidiaries by any current or former employee, consultant or director of the Company or its Subsidiaries.

(k)                                 No Company Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Company or any of its Subsidiaries (or any dependent thereof) who resides outside of the United States.

(l)                                     The Company, its Subsidiaries and each of their ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Regulations (including the proposed regulations) thereunder and (iii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended.  No Company Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.  The obligations of all Company Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.  No Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

3.20.                     Transactions with Certain Persons.  Except as set forth on Schedule 3.20 of the Disclosure Schedules, no stockholder, officer, director or employee of the Company or any Affiliate of the Company nor, to the Knowledge of the Company, any member of any such Person’s immediate family is presently, or within the past three years has (a) been a party to any transaction with the

Company or any Subsidiary of the Company, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by (other than services as officers, directors or employees of the Company or any of its Subsidiaries), (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of the Company or any of its Subsidiaries) any such Person or corporation, partnership, trust or other entity in which, to the Knowledge of the Company, any such Person has an interest as a stockholder, officer, director, trustee or partner; (b) to the knowledge of the Company, been engaged in competition with the Business; or (c) has had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries (other than business dealings or transactions conducted in the ordinary course of the business with the Company and its Subsidiaries at substantially prevailing market prices and on substantially prevailing market terms).

3.21.                     Certain Payments. To the Knowledge of the Company, neither the Company or any of its Subsidiaries nor any of their respective directors, officers, Representatives or employees or any other Person acting for or on behalf of the Company, any of its Subsidiaries or the Business, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or its Subsidiaries or (iv) in violation of any Regulations (including, without limitation, the United States Foreign Corrupt Practices’ Act), or (b) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company and its Subsidiaries.  Neither the Company nor any Subsidiary of the Company has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers or advertisers.

3.22.                     Tax Matters.

(a)                                 The Company and each Subsidiary have duly and timely filed with the appropriate Tax Authorities all income and other material Tax Returns required to be filed by, or with respect to, the Company or such Subsidiary, as applicable.  All such Tax Returns are complete and accurate in all material respects.  All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Returns) have been timely paid.  Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made in writing or, to the Knowledge of the Company, other than in writing by a Tax Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to Tax by that jurisdiction.

(b)                                 The unpaid Taxes of the Company and its Subsidiaries did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and since the Interim Balance Sheet Date, neither the Company nor any Subsidiary has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)                                  No deficiencies for Taxes with respect to the Company or any Subsidiary have been claimed, proposed or assessed in writing or, to the Knowledge of the Company, other than in writing by any Tax Authority or other Governmental Authority.  There are no pending or threatened audits, assessments, investigations, disputes, claims or other actions for or relating to any Liability in respect of Taxes of the Company or any Subsidiary. There are no matters under discussion with any Tax Authority or other Governmental Authority, or within the Knowledge of the Company, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company or any Subsidiary.  No issues relating to Taxes of the Company or any Subsidiary were raised in writing or, to the Knowledge of the Company, other than in writing by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(d)                                 The Company has delivered or made available to Parent complete and accurate copies of federal, state, local and foreign Tax Returns of the Company and its Subsidiaries and their predecessors for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary (or any predecessor of the Company or such Subsidiary) since the last day of the last taxable year, if any, for which the applicable statute of limitations is closed, with respect to Taxes of any type.  Neither the Company nor any Subsidiary (nor any predecessor of the Company or such Subsidiary) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.  No power of attorney (other than powers of attorney authorizing employees of the Company or any Subsidiary to act on behalf of the Company and its Subsidiaries) with respect to any Taxes is currently in force or has been executed or filed with any Tax Authority.

(e)                                  There are no Encumbrances for Taxes upon any property or asset of the Company or any Subsidiary (other than for current Taxes not yet due and payable).

(f)                                   All Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, by the Company and its Subsidiaries have been timely withheld, collected, deposited or paid.

(g)                                  Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing, or any election under Section 108(i) of the Code.

(h)                                 There are no Tax sharing agreements, Tax allocation agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any Subsidiary.

(i)                                     Neither the Company nor any Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes.  Neither the Company nor any Subsidiary has any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (excluding agreements not primarily relating to Taxes entered into in the ordinary course of business), or otherwise.

(j)                                    Neither the Company nor any Subsidiary (i) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(k)                                 Neither the Company nor any Subsidiary has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.  If the Company or any Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then the Company believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction. Neither the Company nor any Subsidiary has participated, or plans to participate, in any Tax amnesty program.

(l)                                     Neither the Company nor any Subsidiary has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code (or any similar provision of state or local law).

(m)                             Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code. Neither the Company nor any Subsidiary has acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(n)                                 Neither the Company nor any Subsidiary (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized both in the United States and in a foreign jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).

(o)                                 Neither the Company nor any Subsidiary has participated in or is participating in an international boycott within the meaning of Section 999 of the Code.

(p)                                 Neither the Company nor any Subsidiary is or has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.  All applicable transfer pricing rules have been complied with, and all documentation required by all relevant transfer pricing laws have been timely prepared.

(q)                                 No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or its Subsidiaries as a result of the operation of Section 409A of the Code.

(r)                                    Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law), excluding any payments or benefits paid or payable pursuant to the Employment Arrangements.

(s)                                   There is no Contract, agreement, plan or arrangement to which the Company or a Subsidiary of the Company is a party which requires the Company or a Subsidiary of the Company to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(t)                                    As of the date of this agreement, the Company has not less than $8,000,000 of net operating losses for U.S. federal income tax purposes (the “NOL Floor”).  Notwithstanding anything in this Agreement to the contrary, except for the existence and amount of the NOL Floor as provided in the first sentence of this Section 3.22(t), the Company makes no representations or warranties, directly or indirectly, regarding (i) the matters set forth on Schedule 3.22(t) or (ii) any limitations on the ability of Parent or any of its affiliates (including the Surviving Corporation) to utilize after the Closing Date any Tax asset or attribute of the Company arising in any Pre-Closing Tax Period.

3.23.                     Insurance.  Schedule 3.23 of the Disclosure Schedules contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by the Company and its Subsidiaries with respect to or that covers the Business.  True and correct copies of all such policies or binders have been delivered or made available to Parent.  All insurance coverage applicable to the Company, any of its Subsidiaries or the Business is in full force and effect.  There is no material Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion.  There are no outstanding unpaid premiums except in the ordinary course of business and no written notice of cancellation or nonrenewal of any such coverage has been received.  There are no provisions in such Insurance Policies for retroactive or retrospective premium adjustments.  There are no outstanding performance bonds covering or issued for the benefit of the Company or any of its Subsidiaries.  No insurer has advised the Company or any of its Subsidiaries that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder (other than annual premium increases in the ordinary course of business consistent with past practice).

3.24.                     Suppliers.  Schedule 3.24 of the Disclosure Schedules sets forth a complete and accurate list of the names and addresses of each of the ten largest manufacturers, suppliers and vendors of the Business, based on the dollar amount of total orders or other transactions with the Company or its Subsidiaries during the 15-month period ended March 31, 2014.  Since March 31, 2014 through the date hereof, there has been no adverse change in the business relationship of the Company or its Subsidiaries with any manufacturer, supplier or vendor named on Schedule 3.24 of the Disclosure Schedules.  Since March 31, 2014 through the date hereof, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral communication from any manufacturer, supplier or vendor named on Schedule 3.24 of the Disclosure Schedules of any intention to terminate the production or products or materially increase the prices of products manufactured, supplied or vended by such manufacturer, supplier or vendor.

3.25.                     Artists; Artwork; Customers.

(a)                                 Schedule 3.25(a) of the Disclosure Schedules sets forth a complete and accurate list of the names of each of the top 10 Artists of the Business based on dollar revenues generated by the Business during the 15-month period ended March 31, 2014 from sales of products incorporating content posted by such Artists on the Company’s website.  Except as set forth on Schedule 3.25(a) of the Disclosure Schedules, since March 31, 2014 through the date hereof, there has been no adverse change in the business relationship of the Company or any of its Subsidiaries with any Artist named on Schedule 3.25(a) of the Disclosure Schedules.  Except as set forth on Schedule 3.25(a) of the Disclosure Schedules, since March 31, 2014 through the date hereof, neither the Company nor any of its Subsidiaries has received any written communication from any Artist named on Schedule 3.25(a) of the Disclosure Schedules of any intention to terminate or materially reduce such Artist’s business relationship with the Company or its Subsidiaries.

(b)                                 Except as set forth on Schedule 3.25(b) of the Disclosure Schedules, each Artist that has posted or is currently posting content of any kind on the Company’s websites has affirmatively agreed to the Company’s terms of the Artist Agreement and the Company’s privacy policy in the form posted on the Company’s websites.

(c)                                  Except as set forth in Schedule 3.25(c) of the Disclosure Schedules, since March 31, 2014, there has been no material change to the programs and policies of the Company with respect to any of the Company’s customers and Artists, including, without limitation, the Company’s revenue sharing policies with Artists.

3.26.                     Compliance with Environmental Laws.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, including all Environmental Laws, and no material expenditures are required in order to comply with such existing statute, law or regulation, including Environmental Laws other than in the ordinary course of business.  Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding an alleged violation of or non-compliance with the conditions of any Environmental Law.

3.27.                     Banking Relationships.  Schedule 3.27 of the Disclosure Schedules sets forth a complete and accurate description of all arrangements that the Company, any of its Subsidiaries or the Business has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company or any of its Subsidiaries in respect of any of the foregoing.

3.28.                     No Brokers.  Neither the Company or any of its Subsidiaries nor any of their officers, directors, authorized Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of the Company or any of its Affiliates (including Parent following the Closing) to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.29.                     Stockholder Notice.  The information about the Company and its Subsidiaries furnished by the Company in the Stockholder Notice or any other document mailed, delivered or otherwise furnished to the Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and their executed counterpart to the Consent Agreement, will not contain any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.

3.30.                     No Other Agreements to Sell the Assets or Capital Stock of the Company.  Neither the Company nor any of its officers, directors or Subsidiaries has any commitment or legal obligation, absolute or contingent, to any other Person other than Parent to sell, assign, transfer or effect a sale of any of the material assets of the Company, to sell or effect a sale of any capital stock of the Company, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.  The Company is not currently engaged in discussions or negotiations with any party other than Parent with respect to any of the foregoing.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

4.1.                            Organization of Parent and Merger Sub.  Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own and lease their respective properties and assets and conduct their respective businesses as presently being conducted.  Merger Sub was formed solely for the purposes contemplated by this Agreement and has no operations or liabilities (other than liabilities in connection with the transaction contemplated hereby).

4.2.                            Authorization.  Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Parent and Merger Sub pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder.  The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which they are to be parties and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Parent and the board of directors and stockholder of Merger Sub.  No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Ancillary Agreements to which they are to be parties and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is, and upon execution and delivery of the Ancillary Agreements to which Parent and Merger Sub are or will be parties, such Ancillary Agreements will be, legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3.                            Consents and Approvals.  Except as set forth on Schedule 4.3 of the Disclosure Schedules or notices, declarations, filings, registrations, authorizations, consents, approvals or Permits as may be required under applicable securities laws and state “blue sky” laws or the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (a) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person (including under any Contract), and (b) no consent under any Contract from any other Person, is, in each case, required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby by Parent or Merger Sub, except as would not prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

4.4.                            No Conflict or Violation.  Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Parent and Merger Sub with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of Parent and Merger Sub, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Parent or Merger Sub is a party, except for any violation, conflict, Default, termination, acceleration or creation of Encumbrance which would not prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, or (c) violate any Regulation or Court Order.

4.5.                            Parent Common Stock.  All of the shares of Parent Common Stock to be issued as part of the Aggregate Stock Consideration shall, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of Parent Common Stock shall be subject to any preemptive rights.

4.6.                            Availability of Funds.  Parent has available cash or has existing borrowing facilities that are sufficient to enable it to make payment of the Aggregate Cash Consideration at the Closing and to consummate the transactions contemplated hereby.

4.7.                            No Brokers.  Neither Parent, Merger Sub, nor any of their respective Representatives or Affiliates has made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Parent or Merger Sub or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.8.                            SEC Reports and Financial Statements.

(a)                                 A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since January 31, 2013 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the United States Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Parent SEC Document filed prior to the date of this Agreement.

(b)                                 Parent is not aware of any facts or circumstances that would reasonably be expected to cause it to be ineligible to file, or delay the filing of, the Form S-3 for the registration of Parent Common Stock issued pursuant to Section 5.13 hereunder.

ARTICLE V.
COVENANTS

The Company, the Company Stockholders (by virtue of the execution and delivery of the Stockholder Transmittal Letters), Parent and Merger Sub each covenant and agree as follows:

5.1.                            Further Assurances.

(a)                                 Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (iii) to cooperate with each other in connection with the foregoing.  Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (A) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements from other parties to the Contracts and Leases, provided that except for those waivers, consents and approvals to be obtained by the Company as set forth on Schedule 3.5, no party shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals; (B) to obtain all Permits as are required to be obtained under any Regulations that are necessary or advisable to consummate the transactions contemplated hereunder; (C) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby; (D) to seek to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (E) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by Governmental Authorities that are necessary or advisable to consummate the transactions contemplated hereunder; and (F) to fulfill all conditions to this Agreement.  The Company shall provide Parent with a reasonable opportunity to review, comment on and approve any waivers, consents, approvals, notices, orders, registrations and filings to be made, given or used by the Company and shall promptly deliver to Parent a copy of each such registration or filing made, each such notice given and each such waiver, consent, approval or order obtained by the Company prior to the Closing Date.

5.2.                            Audits.  The Stockholder Representative shall use commercially reasonable efforts to cooperate with Parent and Parent’s independent public accountants (“Parent’s Accountants”) after the Closing in connection with the completion of any audit subsequent to the Closing of the historical financial statements of the Company and its Subsidiaries and/or the Business for the fiscal years ended December 31, 2012 and 2013 and the preparation of any periodic report required to be filed under the Securities Exchange Act of 1934, as amended (a “Periodic Report”) and/or of any disclosure document of Parent or its Affiliates to be used by Parent or its Affiliates to obtain financing and/or to register securities of Parent or its Affiliates (in each case, a “Disclosure Document”) including, without limitation, any registration statement under the Securities Act and any syndication memorandum for debt financing of Parent or its Affiliates (which audit and preparation of any other documents shall be at the sole and exclusive expense of Parent).  Such cooperation shall include, without limitation, using commercially reasonable efforts to (a) cooperate with Parent and/or Parent’s Accountants in Parent’s and/or Parent’s Accountant’s preparation, audit and review of financial statements for the Company and its Subsidiaries and/or the Business for any fiscal years or portions thereof reasonably determined by Parent that may be necessary for inclusion in any Periodic Report and/or Disclosure Document or in any filing that Parent may desire to make with the U.S. Securities and Exchange Commission (“SEC”) or other regulatory authority, (b) provide Parent with access to the Company’s prior accountants’ work papers relating to any such financial statements and information (if any), (c) cooperate with Parent’s preparation of responses to comments received from the Staff of the SEC with respect to any such financial statements included in any SEC filings, and (d) cooperate with Parent’s preparation of any statutory or regulatory audits required to be filed with respect to the Company and its Subsidiaries and/or the Business in any jurisdiction.  All fees and expenses payable by any party in connection with the completion of any audit subsequent to the Closing of the historical financial statements of the Company and its Subsidiaries shall be borne solely by Parent (and not by the Company or any of the Company Equityholders).

5.3.                            No Solicitation.  From the date hereof through the Closing or the earlier termination of this Agreement, neither the Company nor any Company Stockholder shall, and each of them shall cause each of their respective Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise knowingly cooperate in any other way with, any Person or group, other than Parent and its Affiliates and Representatives, concerning any sale of all or a portion of the Company’s or its Subsidiaries’ assets, or of any material portion of the capital stock of the Company or its Subsidiaries, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company or its Subsidiaries (each such transaction being referred to herein as a “Proposed Acquisition Transaction”).  From the date hereof through the Closing or the earlier termination of this Agreement, neither the Company nor any Company Stockholder shall, directly or indirectly, through any member, officer, employee, Representative, agent or otherwise, solicit, initiate or knowingly encourage the submission of any proposal or offer from any Person relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other Person any information with respect to the Company or its Subsidiaries for the purposes of, or otherwise knowingly cooperate in any way with, or assist or participate in, knowingly facilitate or knowingly encourage, any effort or attempt by any other Person to seek or effect a Proposed Acquisition Transaction.  The Company shall promptly advise such prospective purchaser or soliciting party, by written notice of the terms of this Section 5.3 and will promptly notify Parent (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made and shall provide Parent with a copy of such offer, the terms of any proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, and shall keep Parent informed on the status of any negotiations regarding such offer.  The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

5.4.                            Notification of Certain Matters.  From the date hereof through the Closing or the earlier termination of this Agreement, the Company shall give prompt notice to Parent of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect (without giving effect to any materiality qualification included in such representation or warranty) and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company under this Agreement or any exhibit or schedule hereto in any material respect; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.  The Company shall promptly notify Parent of any material Default or the written threat or commencement of any Action that occurs before the Closing.

5.5.                            Investigation by Parent.  From the date hereof through the Closing Date or the earlier termination of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers, employees and agents to, afford the Representatives of Parent and its Affiliates reasonable access during normal business hours to the Company and its Subsidiaries and the Business for the purpose of inspecting the same, and to the directors, officers, employees, agents, attorneys, accountants, properties, Company Plans, Books and Records and Contracts of the Company and its Subsidiaries; provided, however, that the Company may withhold or restrict access to any information to the extent disclosure of such information would reasonably be expected to violate any confidentiality restriction, law or legal requirement, or result in the waiver of the Company’s legal or work product privilege (provided, that the Company and the Parent shall work in good faith to develop an alternative means by which to provide Parent such information in a manner that does not violate the confidentiality restriction, law or legal requirement, or result in the loss of legal or work product privilege).  Notwithstanding anything herein to the contrary, Parent and its Representatives shall not contact customers or suppliers of the Company regarding the transactions contemplated by this Agreement without the prior written consent of the Company, not to be unreasonably withheld or delayed.

5.6.                            Conduct of Business.  Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, conduct the Business in the ordinary course of business consistent with past practice and shall not take any action in violation of this Agreement.  Without limiting the generality of the foregoing, the Company shall not, and shall cause its Subsidiaries not to, except as specifically contemplated by this Agreement or as consented to by Parent in writing, which consent will not be unreasonably withheld, conditioned or delayed:

(a)                                 issue, or commit to issue, any capital stock of the Company or any of its Subsidiaries or any security convertible into or exchangeable for such capital stock; grant any registration rights; purchase, redeem, retire or otherwise acquire any capital stock; or declare or pay any dividend or other distribution or payment in respect of the capital stock, except for the exercise of Company Options outstanding on the date hereof;

(b)                                 amend any Organizational Documents of the Company or any of its Subsidiaries;

(c)                                  adopt or change any Tax or other accounting methods, principles or practices or change any annual Tax accounting period; make or change any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(d)                                 revalue, in an amount exceeding $25,000, any assets of the Company or any of its Subsidiaries or relating to the Business, including, without limitation, writing off notes or accounts receivable;

(e)                                  cancel, in an amount exceeding $25,000 any Indebtedness or waive or release any material right or claim of the Company or any of its Subsidiaries or relating to the Business;

(f)                                   (i) hire or terminate any employee, consultant or director, except consultants or employees with a title below Vice President in the ordinary course of business consistent with past practice, (ii) pay, announce, promise or grant, whether orally or in writing, increase or establish (each, as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company or any of its Subsidiaries, including without limitation, any increase or change pursuant to any Company Plan (except as required by any Regulation or, with respect to salary increases for non-executive employees,  in the ordinary course of business consistent with past practice), or (iii) enter into, adopt, amend or terminate any Company Plan (except as required by any Regulation);

(g)                                  enter into any collective bargaining agreement or other Contracts with any labor union;

(h)                                 enter into, amend, cancel or terminate any Contract, Lease or Permit to which the Company or any of its Subsidiaries is a party or otherwise relating to the Business, including, without limitation, any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company or any of its Subsidiaries of at least $25,000, except in the ordinary course of business;

(i)                                     mortgage, pledge or otherwise encumber any assets of the Company or any of its Subsidiaries or relating to the Business, except purchase money mortgages arising in the ordinary course of business;

(j)                                    sell, assign or transfer any assets of the Company or any of its Subsidiaries or relating to the Business, other than in the ordinary course of business;

(k)                                 incur, in an amount exceeding $25,000, Indebtedness of the Company or any of its Subsidiaries for borrowed money, commit to borrow money, make or agree to make loans or guarantee Indebtedness;

(l)                                     incur Liabilities of the Company or any of its Subsidiaries, except Liabilities incurred in the ordinary course of business, or increase or change any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company or any of its Subsidiaries;

(m)                             pay, discharge or satisfy any Liabilities of the Company or any of its Subsidiaries other than in the ordinary course of business;

(n)                                 make capital expenditures relating to the Business (other than in the ordinary course of business), execute any Lease to which the Company or any of its Subsidiaries is a party or incur any obligations to make any capital expenditures or execute any Lease;

(o)                                 fail to pay or satisfy when due any material Liability of the Company or any of its Subsidiaries or related to the Business;

(p)                                 fail to use its commercially reasonable efforts to preserve the goodwill of the suppliers, customers and advertisers of the Business and others having business relations with the Company or any of its Subsidiaries or the Business;

(q)                                 dispose, sell, transfer, assign, encumber, pledge, license, abandon, fail to maintain, or allow to lapse any Company Intellectual Property or dispose or disclose (or agree to disclose upon the occurrence of any event, non-event or Default) to any Person any Company Intellectual Property not theretofore a matter of public knowledge, other than in the ordinary course consistent with past practice regarding Company Intellectual Property that is not material to the conduct of the business; or

(r)                                    agree, whether orally or in writing, to do any of the things described in the preceding clauses (a) through (q) other than as expressly provided for herein.

Requests for Parent’s written consent to take an action which would be prohibited by this Section 5.6 without the written consent of Parent may be requested by the Company by sending an e-mail to the following individual or such other persons as may be identified by Parent from time to time:

Daniel Weinrot

Senior Vice President - Legal
Telephone: (310) 917-6479
E-mail address: Daniel.Weinrot@demandmedia.com

5.7.                            Tax Matters.

(a)                                 The Stockholder Representative and Parent shall give prompt notice to each other of any inquiries, claims, assessments, audits, proposed adjustment, or similar events with respect to Taxes of the Company or any Subsidiary for any Pre-Closing Tax Period (any such inquiry, claim, assessment, audit, proposed adjustment or similar event, a “Tax Proceeding”). Any failure to so notify the other party of any Tax Proceeding shall not relieve such other party of any liability with respect to such Tax Proceeding except to the extent such party was actually and materially prejudiced as a result thereof.   Parent shall have sole control of the conduct of all Tax Proceedings, including any settlement or compromise thereof; provided, however, that (i) Parent shall keep the Stockholder Representative reasonably informed of the progress of any Tax Proceeding; (ii) Stockholder Representative shall have the right to participate in any Tax Proceeding at the expense of the Company Equityholders; and (iii) Parent shall not effect any such settlement or compromise with respect to which the Company Equityholders are liable without obtaining the Stockholder Representative’s prior written consent thereto, which shall not be unreasonably withheld or delayed.  In the event of any conflict between this Section 5.7(a) and Section 7.2(d) with respect to any Tax Proceedings, this Section 5.7(a) shall control.

(b)                                 The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiaries that are required to be filed on or before the Closing Date, and the Company Equityholders shall pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due on or before the Closing Date.  All such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries with respect to such items, except as required by applicable Regulations. The Company shall permit Parent to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall consider in good faith such revisions to such Tax Returns as are reasonably requested by Parent within ten (10) Business Days after receiving such Tax Returns from the Company.

(c)                                  Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiaries for any taxable periods ending on or before the Closing Date which are filed after the Closing Date (“Pre-Closing Tax Returns”).  Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries with respect to such items, except as required by applicable Regulations. Parent shall provide such Tax Returns to the Stockholder Representative for its review and approval (not to be unreasonably withheld or delayed) of each such Tax Return described in the preceding sentence at least thirty (30) days prior to filing.  The Company Equityholders shall pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due with respect to such Tax Returns, provided that Parent may instead elect, in its sole discretion, to recover from the Escrow Amount an amount equal to such Taxes of the Company and its Subsidiaries, in each case except to the extent that such Taxes are both (i) included in the calculation of Closing Working Capital that is reflected on the final Closing Statement, and (ii) taken into account in the calculation of the Final Adjustment Amount (and in such case Parent and the Stockholder Representative shall, within two (2) Business Days of such election by Parent, execute and deliver joint written instructions to the Escrow Agent to distribute to Parent from the Escrow Account such amount).  The Company Equityholders shall make the payment due to Parent under this Section 5.7(c) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Tax Authority.

(d)                                 Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiaries for any Straddle Periods.  Parent shall provide such Tax Returns to the Stockholder Representative for its review and comment at least thirty (30) days prior to filing, and Parent shall consider in good faith such revisions to such Tax Returns which relate to the portion of such Straddle Period ending on the Closing Date as are reasonably requested by the Stockholder Representative within ten (10) Business Days after receiving such Tax Returns from Parent. The Company Equityholders shall pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due with respect to such Tax Returns which relate to the portion of such Straddle Period ending on the Closing Date, provided that Parent may instead elect, in its sole discretion, to recover from the Escrow Amount an amount equal to such Taxes of the Company and its Subsidiaries which relate to the portion of such Straddle Period ending on the Closing Date, in each case except to the extent that such Taxes are both (i) included in the calculation of Closing Working Capital that is reflected on the final Closing Statement, and (ii) taken into account in the calculation of the Final Adjustment Amount (and in such case Parent and the Stockholder Representative shall, within two (2) Business Days of such election by Parent, execute and deliver joint written instructions to the Escrow Agent to distribute to Parent from the Escrow Account such amount).  For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in the last sentence of Section 7.2(a) hereof. The Company Equityholders shall make the payment due to Parent under this Section 5.7(d) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Tax Authority.

(e)                                  In the event of a dispute with respect to any Pre-Closing Tax Returns, the Parties shall negotiate in good faith to resolve such dispute for thirty (30) days.  Any dispute that cannot be resolved through such negotiations shall be taken to the Arbitrator; provided, that, in the event that Parent and Stockholder Representative are unable to resolve any dispute with respect to such Tax Return at least five (5) days prior to the due date for filing, such Tax Return shall be prepared and filed in the manner directed by Parent, and such dispute shall thereafter be resolved by the Arbitrator in accordance with the procedures set forth in this Section 5.7(e), and provided that, for the avoidance of doubt, the liability of the Company Equityholders with respect to such Tax Return shall be limited to the Taxes for which the Company Equityholders would have been liable if the Tax Return were initially and timely filed reflecting such resolution of any disputes by the Arbitrator. All fees and expenses relating to the work performed by the Arbitrator shall be allocated equally between the Company Equityholders, on the one hand, and Parent, on the other hand.  The determination of the Arbitrator shall be binding on the Parties.

(f)                                   Parent and the Company, on the one hand, and the Stockholder Representative and the Company Equityholders, on the other hand, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by such parties and the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Parent, the Company, the Stockholder Representative and the Company Equityholders agree (i) to retain all Books and Records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, (ii) to deliver or make available to Parent, within 60 days after the Closing Date, copies of all such books and records, and (iii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Company, the Stockholder Representative and the Company Equityholders, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense.

(g)                                  All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne one-half by the Company Equityholders and one-half by Parent.  The Company Equityholders agree to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which the Company Equityholders are so liable.  The Company Equityholders shall provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by the Company Equityholders.

(h)                                 Any payments made to a party pursuant to the indemnification provisions of Article VII shall constitute an adjustment of the consideration paid hereunder for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by Regulations.

(i)                                     The Company Equityholders shall be entitled to the amount of any refund or credit for overpayment of Taxes of the Company and its Subsidiaries attributable to a Pre-Closing Tax Period, but only to the extent (1) such Taxes were paid by the Company or any Subsidiary prior to the Closing or by the Company Equityholders after the Closing, (2) such refund or credit is not attributable to the carryback of any Tax attribute or Tax benefit generated after the Closing Date, (3) such refund or credit is actually recognized by Parent or its Affiliates, net of any reasonable out-of-pocket expenses and any non-indemnified Tax cost to Parent of obtaining such refund or credit and (4) such refund or credit is not (A) included in the calculation of Working Capital that is reflected on the final Closing Statement and (B) taken into account in the calculation of the Final Adjustment Amount. Notwithstanding the foregoing, any amount that the Company Equityholders are entitled to pursuant to the preceding sentence shall not be paid in cash to the Company Equityholders, but will be allowed only as an offset against any indemnification amount payable by the Company Equityholders to a Parent Indemnitee pursuant to this Agreement. To the extent such refund or credit for overpayment is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Company Equityholders agree to promptly repay to Parent the amount received by the Company Equityholders (as an offset) pursuant to this Section 5.7(i), together with any applicable interest, penalties or other additional amounts imposed by such Governmental Authority.

(j)                                    Parent shall not amend any Tax Return of, or make or change any Tax election (including without limitation Section 338 of the Code) with respect to, or initiate any voluntary disclosure or similar process with respect to, the Company for a Tax period ending on or before the Closing Date without the Stockholder Representative’s prior written consent, which shall not be unreasonably withheld.

5.8.                            Employment Matters.

(a)                                 For a period of twelve (12) months following the Effective Time, Parent agrees to maintain, or cause the Surviving Corporation to maintain, the base salary or regular hourly wage, whichever is applicable, and health and welfare benefit levels for the employees of the Company who remain employed after the Effective Time by Parent, Surviving Corporation or any Affiliate of Parent (the “Continuing Employees”) at levels which are, in the aggregate, no less than equivalent to those in effect for the Continuing Employees immediately prior to the Effective Time.  Parent will cause applicable Benefit Plans to treat, and cause the applicable benefit plans to treat, the service of the Continuing Employees with the Company or any Subsidiary of the Company attributable to any period before the Effective Time as service rendered to the Parent or any Affiliate of Parent for purposes of eligibility and vesting under Parent’s vacation program, health or welfare plan(s) maintained by Parent, and Parent’s defined contribution plans, except where credit would result in duplication of benefits and except for purposes of benefit accrual under any retiree welfare plan.  Without limiting the foregoing, to the extent that any Continuing Employee participates in any health or other group welfare benefit plan of Parent following the Effective Time, Parent shall use commercially reasonable efforts to cause applicable Benefit Plans to cause (i) any pre-existing conditions or limitations or eligibility waiting periods under any health or similar welfare plan of Parent to be waived with respect to the Continuing Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Continuing Employee participated immediately prior to the Effective Time, and (ii) any deductibles paid by Continuing Employee under any of the Company’s health plans in the plan year in which the Effective Time occurs to be credited towards deductibles under the health plans of Parent or any Affiliate of Parent.

(b)                                 Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall take or cause to be taken any and all actions necessary or appropriate, including board approvals, to terminate each Company Equity Plan effective immediately prior to the Effective Time.

(c)                                  Nothing in this Agreement shall, or shall be construed so as to (i) prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any employee, independent contractor, manager or other service provider of the Company (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers; (ii) create any third-party rights in any such current or former service provider of the Company (or any beneficiaries or dependents thereof); (iii) constitute an amendment or modification of any Plan; or (iv) obligate Parent or any of its Affiliates to adopt or maintain any Plan or other compensatory or benefits arrangement at any time or prevent Parent or any of its Affiliates from modifying or terminating any Plan or any other compensatory or benefits arrangement at any time.

5.9.                            Restricted Stock Unit Grants.  Within thirty (30) days after the Closing Date, Parent shall grant to the individuals identified on Schedule 5.9 hereto (subject to such individual’s continued employment with the Company through the grant date), restricted stock units covering shares of Parent Common Stock in such amounts and on such vesting terms as are identified on Schedule 5.9 and otherwise in a manner in accordance with the terms and conditions of Parent’s applicable equity incentive plan and the applicable award agreement.  Such grants shall be subject to such individuals signing the relevant award agreement in a form prescribed by Parent.

5.10.                     Stockholder Approval; Consent Agreement; Stockholder Notice.

(a)                                 Promptly following (and in any event within 24 hours of) the execution of this Agreement, the Company shall deliver to Parent certified resolutions adopted by written consent of the Requisite Stockholders in the form of Exhibit D, evidencing the adoption and approval of this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby by written consent in accordance with the DGCL and the Company’s Organizational Documents (the “Written Consent”).

(b)                                 Promptly following (and in any event within 24 hours of) the execution of this Agreement, the Company shall deliver to Parent the Consent Agreement in the form of Exhibit E (the “Consent Agreement”), duly executed by each of the Requisite Stockholders.

(c)                                  The Company shall deliver to any Stockholder who has not executed the Written Consent a notice that complies with Section 228(e) of the DGCL of the adoption and approval of this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby by written consent of the Requisite Stockholders, which notice shall also constitute the notice required by applicable Regulation that appraisal or similar rights may be available to the Company Stockholders who did not execute the Written Consent, under certain circumstances (the “Stockholder Notice”), which Stockholder Notice shall be sent within ten (10) Business Days after the receipt of the Written Consent adopted by the Requisite Stockholders.  The Stockholder Notice shall be subject to review and the approval by Parent, not to be unreasonably withheld, and shall include information required by applicable Regulation.

5.11.                     Publicity.  Neither Parent, Merger Sub, the Company nor any Company Stockholder shall reveal publicly the terms of this Agreement or of the Ancillary Agreements except as required by law (including, if applicable, under applicable securities laws); provided that Parent may issue appropriate press releases and make other public announcements regarding the transactions contemplated hereby after the Closing Date, including, without limitation, disclosure of the terms of this Agreement and the Ancillary Agreements and filings made under applicable securities laws to its investors and to any current or prospective lenders or other sources of debt or equity financing for Parent; and provided further that each of the Company Stockholders may disclose the terms of this Agreement and the Ancillary Agreements to any of their respective investors.  Notwithstanding anything to the contrary herein, following the issuance of any press release or other public announcement by Parent, each of the Company Stockholders may further publicly disclose any information contained in such press release or other public announcement at each such Company Stockholder’s reasonable discretion.

5.12.                     Consents; Notices.  Prior to the Closing or the earlier termination of this Agreement, the Company shall use commercially reasonable efforts to obtain consents, waivers and approvals of any third parties to any Material Contract, Facility Lease or Permit as are required thereunder in connection with the Merger or for any such Material Contracts, Facility Leases or Permits to remain in full force and effect, and which are required to be listed in Schedule 3.5 of the Disclosure Schedules, so as to preserve all rights of, and benefits to, the Company under such Material Contract, Facility Lease or Permit from and after the Effective Time.  Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.  The Company shall send each of the notices described on Schedule 3.5 of the Disclosure Schedules promptly following the execution of this Agreement.

5.13.                     Registration of Parent Common Stock.

(a)                                 Subject to the terms and conditions of this Section 5.13, no later than fifteen (15) Business Days after the Closing Date, Parent shall prepare and file with the SEC a registration statement on Form S-3 to register the resale of all of the Registrable Securities (the “Resale Registration Statement”).  Parent shall use its reasonable best efforts to cause such Resale Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable and to keep such Resale Registration Statement effective for a period from the date of its initial effectiveness until the earlier of six (6) months after the Closing Date and such time as there are no Registrable Securities outstanding (such earlier date, the “Registration Rights Termination Date”).  Notwithstanding the foregoing, Parent shall be permitted to delay the filing and effectiveness of the Resale Registration Statement to the extent reasonably necessary if there is material non-public information regarding Parent which Parent reasonably determines to be significantly disadvantageous for Parent to disclose and which Parent is not otherwise required to disclose at such time or Parent has not received all required accountant consents and legal opinions required to be filed with such registration statement; provided, however, that (A) the length of any deferral shall not exceed thirty (30) days and (B) Parent shall not invoke its right more than once in any twelve (12) month period.

(b)                                 Until the Registration Rights Termination Date, Parent shall use reasonable best efforts:

(i)                                     to promptly prepare and file with the SEC such amendments and supplements to the Resale Registration Statement, and the prospectus contained in such Resale Registration Statement, as may be necessary to comply with the Securities Act with respect to the disposition of Registrable Securities;

(ii)                                  to furnish to each Company Stockholder that holds Registrable Securities (a “Selling Holder”) such number of copies of the prospectus included in the Resale Registration Statement (and each supplement thereto) as may be required by the Securities Act to permit for resales of Registrable Securities (whether physically or through compliance with Rule 172 under the Securities Act or any similar rule); and

(iii)                               during the period when a prospectus is required to be delivered under the Securities Act in connection with the resale of Registrable Securities, to notify any Selling Holder (at the address set forth in the Closing Consideration Schedule): (A) when the Resale Registration Statement or any post-effective amendment thereto has become effective; (B) of any request by the SEC for amendments or supplements to the Resale Registration Statement or the prospectus included therein; (C) of the issuance by the SEC of any stop order suspending the effectiveness of Resale Registration Statement; (D) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Parent Common Stock for sale in any jurisdiction; or (E) of any event as a result of which the prospectus included in the Resale Registration Statement (as amended or supplemented) includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(c)                                  Parent shall notify each Selling Holder (at the address set forth in the Closing Consideration Schedule) in writing if the Resale Registration Statement or prospectus contained therein contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and upon receipt of such notice each such Selling Holder shall, forthwith discontinue disposition of Registrable Securities pursuant to the Resale Registration Statement until such Selling Holder has received copies of a supplemented or amended prospectus from Parent, or until such Selling Holder is advised in writing by Parent that the use of such prospectus is permitted.

(d)                                 No Selling Holder shall use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of Parent.

(e)                                  All Registration Expenses incurred in effecting any registration hereunder shall be borne by Parent.  All Selling Expenses incurred in connection with any registration hereunder shall be borne by the Selling Holders.

(f)                                   It shall be a condition precedent to the obligations of Parent to register Registrable Securities of any Selling Holder under this Section 5.13 that such Selling Holder shall furnish to Parent such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Registrable Securities.

(g)                                  The registration rights under this Section 5.13 may not be assigned by any Selling Holder, except to (i) any direct or indirect partner or member of such Selling Holder to whom Registrable Securities are distributed, (ii) any immediate family member of such Selling Holder to whom Registrable Securities are transferred as a gift or upon demise, and/or (iii) any trust or other entity created by or on behalf of such Selling Holder for estate planning purposes to whom Registrable Securities are transferred for such purposes.  Notwithstanding the foregoing, Parent shall not be required to file more than one (1) supplement or amendment to the Resale Registration Statement updating the names of the selling securityholders thereunder in any 30-day period.

(h)                                 In connection with any sale of Registrable Securities pursuant to the Resale Registration Statement:

(i)                                     To the extent permitted by law, Parent shall indemnify and hold harmless each Selling Holder, the partners, members, officers and directors of each Selling Holder and each person, if any, who controls such Selling Holder within the meaning of the Securities Act or the Exchange Act, against any expenses, losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):

(A)                               any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(B)                               the omission or alleged omission to state in the Resale Registration Statement a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(C)                               any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the Resale Registration Statement;

and Parent shall reimburse each such Selling Holder, partner, officer or director or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage liability or action; provided, however, if any amounts are paid in settlement of any such expense, loss, claim, damage, liability or action that is effected without the consent of Parent, Parent shall not be precluded from contesting the amounts owed by Parent in respect thereof on the basis that the settlement was not reasonable in light of the circumstances, that such expense, loss, claim, damage, liability or action is not indemnifiable, or otherwise, nor shall Parent be liable in any such case for any such expense, loss, claim, damage, liability or action to the extent that it arises out of or is based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Selling Holder, partner, officer or director or controlling person for use in connection with such registration by such Selling Holder, partner, officer, director or controlling person.

(ii)                                  To the extent permitted by law, each Selling Holder shall indemnify and hold harmless Parent, each of its directors, each of its officers who have signed the Resale Registration Statement, each person, if any, who controls Parent within the meaning of the Securities Act or the Exchange Act and any other Selling Holder or any of such Selling Holder’s partners, directors or officers or any person who controls such Selling Holder within the meaning of the Securities Act or the Exchange Act, against any expenses, losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation arises out of or is based on actions or omissions made in reliance upon and in conformity with written information furnished by such Selling Holder for use in connection with the Resale Registration Statement; and each such Selling Holder shall reimburse Parent and such other persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, if any amounts are paid in settlement of any such expense, loss, claim, damage, liability or action that is effected without the consent of the Selling Holder, the Selling Holder shall not be precluded from contesting the amounts owed by the Selling Holder in respect thereof on the basis that the settlement was not reasonable in light of the circumstances, that such expense, loss, claim, damage, liability or action is not indemnifiable hereunder, or otherwise.

(iii)                               Promptly after receipt by an indemnified party under this Section 5.13(h) of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification under this Section 5.13(h), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.13(h), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, jointly with any other indemnifying party to which notice has been given, to assume the defense thereof with counsel reasonably satisfactory to the indemnifying and indemnified parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one counsel (in addition to reasonably necessary local counsel), with the reasonable fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 5.13(h) to the extent (and only to the extent) that it has been prejudiced by such delay, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.13(h).

(iv)                              In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 5.13(h) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 5.13(h) provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 5.13(h); then, and in each such case, such parties will contribute to the aggregate expenses, losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the Violation that resulted in such expense, loss, claim, damage or liability as well as other equitable considerations.  The relative fault of such parties shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the indemnifying party or indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case no individual or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any individual or entity who was not guilty of such fraudulent misrepresentation.

(v)                                 The obligations of Parent and the Selling Holders under this Section 5.13(h) shall survive the completion of any offering of Registrable Securities under the Resale Registration Statement.

(i)                                     This Section 5.13 (other than Section 5.13(h)) shall automatically terminate when all Registrable Securities cease to be such.

5.14.                     Directors and Officers Indemnification.

(a)                                 For a period of six (6) years following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation or its successor to, fulfill and honor in all respects the obligations of the Company with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries under the Organizational Documents or in any indemnification agreements in effect as of the date hereof and set forth in Schedule 5.14 of the Disclosure Schedule (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”). Notwithstanding the foregoing, the obligations of Parent, the Surviving Corporation or its successor (i) shall be subject to any limitation imposed by applicable Regulation and (ii) shall not be deemed to release any D&O Indemnified Party who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any Ancillary Agreement, nor shall such D&O Indemnified Party have any right of contribution, indemnification or right of advancement from Parent, the Surviving Corporation or its successor with respect with any Damages claimed by any of the Parent Indemnitees against such D&O Indemnified Party in his or her capacity as a Company Equityholder pursuant to this Agreement or any Ancillary Agreement. The Company hereby represents to Parent that no claim for indemnification has been made as of the date hereof by any director or officer of the Company.

(b)                                 Prior to the Effective Time, the Company shall purchase (and pay in full all premiums on) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers that shall provide such directors and officers with coverage for six (6) years following the Effective Time; provided, however, that to the extent any premiums with respect to such policy have not been paid in full by the Company prior to the Effective Time, then such payments shall be including in the calculation of Company Transaction Expenses.  After the Effective Time, Parent, the Surviving Corporation or its successor shall maintain such policy in full force and effect, and continue to honor the obligations thereunder; provided, however, that none of Parent, the Surviving Corporation or its successor shall have any obligation to pay premiums or any other amounts with respect to such policy.

(c)                                  Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.14 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.14 applies shall be third party beneficiaries of this Section 5.14 and shall be entitled to enforce the covenants contained herein).

(d)                                 In the event that, following the Effective Time, Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that either the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.14 that are not otherwise assumed by operation of law.

ARTICLE VI.
CONDITIONS TO CLOSING

6.1.                            Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions provided for hereby are subject, in the discretion of the Company, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:

(a)                                 Representations, Warranties and Covenants.  (i) All representations and warranties of Parent and Merger Sub contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (other than representations and warranties of Parent and Merger Sub made only as of a specified date, which shall be true and correct in all material respects as of such date) and all representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by materiality shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (other than representations and warranties of Parent and Merger Sub made only as of a specified date, which shall be true and correct in all respects as of such date) and (ii) Parent and Merger Sub shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by Parent and Merger Sub prior to or on the Closing Date.

(b)                                 No Actions or Court Orders.  No suit, Action, investigation, inquiry or other proceeding by any Governmental Authority shall have been instituted or threatened which seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or which questions the validity or legality of the transactions contemplated hereby or thereby.

(c)                                  Ancillary Agreements.  Parent and Merger Sub shall have executed and delivered the Ancillary Agreements to which Parent and Merger Sub are parties.

(d)                                 Stockholder Consent.  Parent shall have delivered to the Company evidence of the adoption and approval by Parent, as the sole stockholder of Merger Sub, of this Agreement, the Merger and the other transactions contemplated hereby in accordance with the DGCL and Parent’s Organizational Documents.

(e)                                  Other Deliveries.  Parent and Merger Sub shall have delivered to the Company, each of the items set forth in Section 2.2(a) hereof.

6.2.                            Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the transactions provided for hereby are subject, in the discretion of Parent and Merger Sub, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent and Merger Sub:

(a)                                 Representations, Warranties and Covenants.  (i) All representations and warranties of the Company contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects at and as of the date of this Agreement (other than representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date) and at and as of the Closing Date and all representations and warranties of the Company contained in this Agreement that are qualified by materiality shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (other than representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date) and (ii) the Company shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by the Company prior to or on the Closing Date.

(b)                                 No Actions or Court Orders.  No suit, Action, investigation, inquiry or other proceeding by any governmental body shall have been instituted or threatened which seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or which questions the validity or legality of the transactions contemplated hereby or thereby.

(c)                                  Compliance with Laws. The consummation of the transactions contemplated by this Agreement will not be prohibited by any applicable Regulations.

(d)                                 Written Consent and Consent Agreement.  The Company shall have delivered to Parent (i) the Written Consent duly executed by the Requisite Stockholders and (ii) the Consent Agreement duly executed by the Requisite Stockholders.

(e)                                  Dissenting Stockholders.  Stockholders holding not more than 5% of the Company Capital Stock outstanding immediately prior to the Effective Time (on an as-converted to Company Common Stock basis) shall have exercised appraisal rights with respect to shares of capital stock of the Company held by them under the DGCL or other similar rights (if any) under applicable law.

(f)                                   Employment Arrangements.  Each Employment Arrangement shall be in full force and effect, each Key Employee shall continue to be employed by the Company, no Key Employee shall have resigned or otherwise notified the Company of an intention to resign, and no Key Employee shall have repudiated such Key Employee’s Employment Arrangement.

(g)                                  Material Changes.  Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Change with respect to the Company or the Business.

(h)                                 Charter Amendment.  Parent shall have received from the Company evidence of the filing with the Secretary of State of the State of Delaware of an amendment to the Certificate of Incorporation of the Company in the form attached hereto as Exhibit G, duly adopted and approved by the board of directors and stockholders of the Company.

(i)                                     Other Deliveries.  Parent shall have received from the Company each of the items set forth in Section 2.2(b) hereof.

ARTICLE VII.
INDEMNIFICATION; REMEDIES

7.1.                            Survival of Representations, Etc.  All of the representations and warranties made by any party in this Agreement or in any attachment, Exhibit, Schedule, the Disclosure Schedules or any certificate, document or list delivered by any such party pursuant hereto (but excluding any Stockholder Transmittal Letter, Consent Agreement or Accredited Investor Certification) shall survive the Closing for a period of twelve months following the Closing Date (except that (a) the representations and warranties set forth in Sections 3.1 (Organization), 3.2(a) — (c) (Subsidiaries), 3.3(a) — (d) and (f) (Capitalization), 3.4 (Authorization), 3.28 (No Brokers), 4.1 (Organization), 4.2 (Authorization) and 4.7 (No Brokers) shall survive the Closing for a period of three years following the Closing Date, and (b) the representations and warranties set forth in Section 3.22 (Tax Matters) shall survive until 30 days following the expiration of the applicable statute of limitations (including any applicable extensions) with respect to the matters addressed in such sections (such representations and warranties set forth in clauses (a) and (b), collectively, the “Fundamental Representations”)).  Claims based upon or arising out of any such representations and warranties may be asserted at any time before the expiration date of the applicable representations and warranties.  The Company Equityholders shall be entitled to rely upon the representations and warranties of Parent and Merger Sub set forth in this Agreement.  Parent and Merger Sub shall be entitled to rely upon the representations and warranties of the Company set forth in this Agreement.  The expiration of the representations and warranties provided herein shall not affect the rights of an indemnified party in respect of any Claim made by such indemnified party that is submitted prior to the expiration of the applicable survival period provided herein.  All of the covenants, agreements and obligations of the parties under this Agreement to be performed after the Closing will survive the Closing in accordance with their respective terms, subject to any applicable statute of limitations.

7.2.                            Indemnification.

(a)                                 Company Equityholders’ Agreement to Indemnify.  Each of the Company Equityholders, severally and not jointly, shall indemnify, save and hold harmless Parent, Merger Sub and each of Parent’s Affiliates and Subsidiaries (including, following the Closing, the Surviving Corporation), and each of their respective Representatives and Affiliates (collectively, the “Parent Indemnitees”), from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, expenses, reasonable attorneys’ fees, all reasonable amounts paid in investigation and defense, and all amounts paid in settlement, of any of the foregoing (herein, “Damages”), to the extent arising out of or resulting from (i) any breach of any representation or warranty or the inaccuracy of any representation made by the Company in or pursuant to Article III of this Agreement (in each case, without giving effect to materiality qualifications or Material Adverse Effect qualifications with respect to the calculation of the amount of Damages incurred by a Parent Indemnitee (and not, for the sake of clarity, for purposes of determining any breach or inaccuracy)); (ii) any breach of any covenant or agreement made by the Company in or pursuant to this Agreement; (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or any Stockholder (or any Person acting on their behalf) in connection with any transactions contemplated by this Agreement; (iv) any Long Term Liabilities that are unpaid as of the Closing and not taken into account in the final calculation of Closing Net Cash on the Closing Statement; (v) any Company Transaction Expenses that are unpaid as of the Closing and not taken into account in the final calculation of Working Capital on the Closing Statement; (vi) any Excess Dissenting Share Payments; (vii) any Claim or allegation that any Company Equityholder or other Person is entitled to any amount in connection with the Merger (other than, with respect to a Company Stockholder, the consideration allocable to such Company Stockholder in accordance with Section 1.5 hereof, and, with respect to a Company Optionholder, the consideration allocable to such Company Optionholder in accordance with Section 1.6, in each case as set forth in the Closing Consideration Schedule); (viii) (I) any Taxes of the Company or any Subsidiary with respect to any Pre-Closing Tax Period except to the extent such Taxes are both (A) included in the calculation of Working Capital that is reflected on the final Closing Statement and (B) taken into account in the calculation of the Final Adjustment Amount, (II) any Transfer Taxes allocated to the Company Equityholders pursuant to Section 5.7(g) and (III) any Taxes of any Person (other than the Company and its Subsidiaries) for which the Company or any Subsidiary is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of the Company or such Subsidiary being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, or as a transferee or successor, by Contract (excluding agreements not primarily relating to Taxes entered into in the ordinary course of business), or otherwise pursuant to a transaction consummated on or prior to the Closing (the “Indemnified Taxes”); or (ix) the matters set forth on Schedule 7.2(a)(ix).  With respect to any Straddle Period, in the case of any Taxes that are imposed on a periodic basis, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (1) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (2) the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.  For the avoidance of doubt, the amount of any Tax of the Company under Section 951(a) of the Code that is allocable to the Pre-Closing Tax Period that ends on the Closing Date shall be determined based on an interim closing of the books of any Subsidiary that is a “controlled foreign corporation” (as defined in Section 957 of the Code) as of the close of business on the Closing Date (and for such purpose, the Tax period of such Subsidiary shall be deemed to terminate at such time).

For purposes of clarifying the meaning of “several” indemnification by each Company Equityholder under this Section 7.2(a), (x) any portion of the Escrow Amount that is distributed to Parent pursuant to this Article VII shall be deemed to have been “severally” recovered from all of the Company Equityholders, and (y) with respect to Claims for indemnification under this Section 7.2(a) that are not recovered from the Escrow Account, (i) if any indemnification payment is owed, each Company Equityholder’s indemnification obligation pursuant to this Article VII shall be equal to such Company Equityholder’s Pro Rata Portion of the applicable Damages with respect to which the indemnification payment is made and (ii) such Claim shall be subject to Section 7.2(g).

(b)                                 Cooperation.  The indemnified party and the indemnifying party shall cooperate with each other and their attorneys in the investigation, trial and defense of any lawsuit or action arising from third party claims and any appeal arising therefrom; provided, however, that the party not controlling the defense of such lawsuit or action may, at its own cost, participate in (but not control) the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.

(c)                                  Indemnifying Parties.  References in this Article VII to “indemnifying party” shall be deemed to be references to the Company Equityholders collectively from and after the Closing (and to the Company Equityholders and the Company prior to the Closing) and, for the avoidance of doubt, the Stockholder Representative shall represent the Company Equityholders with respect to all such matters as provided in Section 7.2(f) (and any notice requirement with respect to any notice required to be provided under this Article VII by a Parent Indemnitee shall be deemed satisfied if such notice is delivered to the Stockholder Representative).

(d)                                 Procedure for Indemnification; Defense of Third-Party Claims.

(i)                                     If an indemnification claim for Damages pursuant to this Article VII (a “Claim”) is to be made by a Parent Indemnitee hereunder for any matter not involving a third party claim, such claim may be asserted by Parent by delivery of a written notice (a “Claim Notice”) to the Stockholder Representative as soon as reasonably practicable after Parent becomes aware of any fact, condition or event which has, or is reasonably likely to give rise to, Damages for which indemnification may be sought under this Article VII, which Claim Notice shall specify in reasonable detail the facts giving rise to any claim for indemnification hereunder, and shall include (if then known) a good faith estimate of the amount or method of computation of the amount of Damages, and a reference to the provision of this Agreement upon which such Claim is based, provided, that the failure of Parent to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Stockholder Representative demonstrates actual damage caused by such failure.  Following the delivery of a Claim Notice, the Stockholder Representative and its Representatives shall be given access (including electronic access, to the extent available) at reasonable times as they may reasonably require to the books and records of the Company and access to such personnel or representatives of the Company and its Representatives, including but not limited to the individuals responsible for the matters that are subject of the Claim Notice, at reasonable times as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice; provided that the Company and Parent shall be entitled to withhold information from the Stockholder Representative if its provision to the Stockholder Representative would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the Stockholder Representative in a manner which would not result in such a waiver (including after using good faith efforts to enter into a joint defense agreement).

(ii)                                  If a Claim is to be made by a Parent Indemnitee as a result of a third-party claim, Parent shall, subject to this Article VII, give a Claim Notice to the Stockholder Representative with respect to such Claim as soon as practicable after Parent becomes aware of any fact, condition or event which has, or is reasonably likely to give rise to Damages for which indemnification may be sought under this Article VII, which Claim Notice shall specify in reasonable detail the facts giving rise to any claim for indemnification hereunder, and shall include (if then known) a good faith estimate of the amount or method of computation of the amount of Damages, and a reference to the provision of this Agreement upon which such Claim is based, provided, that the failure of Parent to give prompt notice hereunder shall not affect the rights to indemnification hereunder, except to the extent that the Stockholder Representative demonstrates actual damage caused by such failure.  If any lawsuit or enforcement action is filed by a third party against a Parent Indemnitee, written notice thereof shall be given to the Stockholder Representative as promptly as practicable, provided that the failure of Parent to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Stockholder Representative demonstrates actual damage caused by such failure.  The Stockholder Representative shall be entitled, if it so elects at the cost, risk and expense of the Company Equityholders, to participate in the defense of such claim and consult with Parent in any defense of such claim and Parent shall consider in good faith any reasonable comments or recommendations of the Stockholder Representative with respect to the defense of such claim, it being understood that Parent shall have the sole right to control such defense; provided, further, that the parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, that Parent shall be entitled to withhold information from the Stockholder Representative if its provision to the Stockholder Representative would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the Stockholder Representative in a manner which would not result in such a waiver (including after using good faith efforts to enter into a joint defense agreement).

(iii)                               Except for third-party claims involving or seeking any (A) non-monetary remedy or monetary Damages in excess of the then remaining Escrow Amount, (B) claims for equitable relief, (C) potential criminal liability or (D) alleged breaches of the Fundamental Representations, if the Stockholder Representative provides written notice to Parent within 15 days after receipt of a Claim Notice in respect of a third-party claim for which a Parent Indemnitee is seeking indemnification hereunder, which notice by the Stockholder Representative irrevocably acknowledges the Company Equityholders’ obligation to indemnify such claim fully, a Parent Indemnitee shall not enter into a settlement of such third-party claim without the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).  If a Parent Indemnitee enters into any settlement of a third-party claim for which a Parent Indemnitee is ultimately determined to be entitled to indemnification hereunder without the consent of the Stockholder Representative, the Stockholder Representative shall not be precluded from contesting the amounts owed by the Company Equityholders in respect of such third-party claim, either on the basis that the settlement by the Parent Indemnitee was not reasonable in light of the circumstances of such third-party claim, that the third-party claim did not constitute, in whole or in part, an indemnifiable loss for purposes of this Article VII, or otherwise.

(iv)                              After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a Parent Indemnitee shall be entitled under this Article VII shall be determined: (a) by the written agreement between Parent and the Stockholder Representative; (b) by a decision of the Arbitrator as contemplated by Section 9.16; or (c) by any other means to which Parent and the Stockholder Representative shall agree in writing.  Within thirty days after delivery of a Claim Notice, the Stockholder Representative shall deliver to Parent a written response.  If any dispute with respect to the matters set forth in the Claim Notice is not resolved within thirty days following the delivery by the

Stockholder Representative of such response, Parent and the Stockholder Representative shall each have the right to submit such dispute to dispute resolution in accordance with the provisions of Section 9.16.  If it shall be determined upon resolution of a Claim as provided herein that a Parent Indemnitee is entitled to indemnification hereunder, such Parent Indemnitee shall be entitled to recover Damages as provided in Section 7.3(a) hereof.

(e)                                  Provisions Relating to Damages.

(i)                                     The term “Damages” as used in this Article VII is not limited to matters asserted by third parties against a Parent Indemnitee, but includes Damages incurred or sustained by a Parent Indemnitee in the absence of third-party claims.  Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery.  No Company Equityholder shall have any right to reimbursement or contribution from, subrogation to or indemnification from the Surviving Corporation (or any Affiliate thereof) with respect to any indemnification claim of a Parent Indemnitee against any Company Equityholder hereunder or otherwise in connection with this Agreement.

(ii)                                  Notwithstanding the foregoing, the term “Damages” as used in this Article VII (A) shall be calculated net of any insurance proceeds actually received by the indemnified party with respect to the applicable Claim (but Damages shall include a reasonable estimate of Damages resulting from increased future premiums (if any) resulting from such Claim) and (B) the fees and expenses of only one firm of attorneys (and, where applicable, separate local counsel in the relevant jurisdictions) representing Parent Indemnitees shall be included in Damages unless said firm of attorneys determines that a conflict of interest would make joint representation of all Parent Indemnitees inadvisable.

(iii)                               An indemnified party shall act in good faith and a commercially reasonable manner to mitigate any Damages they may pay, incur, suffer or sustain for which indemnification is available hereunder (which, for the avoidance of doubt, shall not require any indemnified party to seek recovery from any third party (other than pursuant to insurance policies)).

(iv)                              No indemnified party shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Damages even though such Damages may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement; provided, however, that the foregoing limitation shall not prevent an indemnified party from recovering all Damages to which it is entitled hereunder arising out of the same set of facts and circumstances notwithstanding the fact that an indemnification claim for such Damages is based upon more than one representation, warranty, agreement or covenant.

(v)                                 The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

(vi)                              Notwithstanding anything to the contrary in this Agreement, in no event shall any party be liable for, and Damages shall not include, (a) any special or punitive damages (except for special or punitive damages that are the subject of third-party claims), or any Damages calculated or otherwise determined based on a multiple of revenue, EBITDA, net income or similar valuation methodology (and Parent hereby waives for itself and all other Parent Indemnitees the right to calculate or otherwise determine Losses using a multiple of revenue, EBITDA, net income or similar valuation methodology) or (b) the Damages described on Schedule 7.2(e)(vi).

(f)                                   Appointment of the Stockholder Representative.

(i)                                     By executing this Agreement, the Company (and, upon execution of the Written Consent or a Stockholder Transmittal Letter, each Stockholder) shall be deemed to have constituted and appointed, effective from and after the date of this Agreement, Shareholder Representative Services LLC as the agent and attorney-in-fact for and on behalf of each Stockholder to act as the Stockholder Representative under this Agreement in accordance with the terms of this Section 7.2(f).  In the event of the resignation, removal, dissolution, liquidation, bankruptcy, death or incapacity of the Stockholder Representative, the Company Equityholders shall promptly appoint a successor Stockholder Representative (and in any event within ten Business Days of such vacancy), and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Parent.  The Company Equityholders holding a majority of the Pro Rata Portions of all of the Company Equityholders shall have the right to remove a Stockholder Representative and to appoint a successor Stockholder Representative.  The Stockholder Representative shall have full power and authority to represent all of the Company Equityholders and their successors with respect to all matters arising under this Agreement, and all actions taken by the Stockholder Representative hereunder shall be binding upon all such Company Equityholders as if expressly confirmed and ratified in writing by each of them, and no Company Equityholders shall have the right to object, dissent, protest or otherwise contest the same.  The Stockholder Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement for and on behalf of the Company Equityholders as if the Company Equityholders were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement by the Stockholder Representative or any Company Equityholders, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto, defending all Claims against the Company Equityholders pursuant to Section 7.2(a) of this Agreement, consenting to, compromising or settling all indemnification claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent under this Agreement with respect to all matters arising under this Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other agents in connection with the foregoing matters.  Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof on behalf of all of the Company Equityholders.

(ii)                                  The Stockholder Representative has been duly authorized by the Company Equityholders for or on behalf of each Company Equityholder, following the Effective Time, to:

(A)                               take all actions required by, and exercise all rights granted to, the Stockholder Representative in this Agreement;

(B)                               receive all notices or other documents given or to be given to the Company Equityholders by Parent or Merger Sub pursuant to this Agreement;

(C)                               receive and accept service of legal process in connection with any claim or other proceeding against the Company Equityholders arising under this Agreement;

(D)                               undertake, compromise, defend and settle any such suit or proceeding on behalf of the Company Equityholders arising under this Agreement (including, without limitation, under Article VII hereof);

(E)                                execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representative in connection with any of the transactions contemplated by this Agreement, including the Escrow Agreement;

(F)                                 engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement;

(G)                               work with Parent to resolve any issues relating to the determination and final accounting of Working Capital and the Final Adjustment Amount.

(iii)                               The Stockholder Representative shall receive no compensation for services as the Stockholder Representative other than pursuant to the terms of that of that certain Engagement Letter to be entered into by and among the Stockholder Representative, the Company and certain of the Company Equityholders.  The Stockholder Representative will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement, except in the event of liability directly resulting from the Stockholder Representative’s gross negligence or willful misconduct.  The Company Equityholders will indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally determined to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct.  If not paid directly to the Stockholder Representative by the Company Equityholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund, and (ii) the amounts in the Escrow Account at such time as remaining amounts would otherwise be distributable to the Company Equityholders in accordance with the terms of this Agreement; provided, that while this section allows the Stockholder Representative to be paid from the Expense Fund and the Escrow Amount, this does not relieve the Company Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise.  Parent shall be entitled to rely upon any instructions from the Stockholder Representative with respect to the distribution of any portion of the Escrow Amount to which the Stockholder Representative is entitled pursuant to this Section 7.2(f)(iii).  None of Parent, the Company or Merger Sub shall have any obligation to reimburse the Stockholder Representative for any such expenses. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Equityholders or otherwise. The Company Equityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(iv)                              Without limiting the generality of this Section 7.2(f), following the Effective Time, the Company Equityholders agree that the Stockholder Representative shall act as representative of the Company Equityholders for all purposes under this Article VII.  Parent agrees that any claim for indemnification made by any of the Parent Indemnitees pursuant to this Agreement shall be made exclusively through the Stockholder Representative acting on behalf of the Company Equityholders (and the Company Equityholders agree that any such claim against the Company Equityholders by a Parent Indemnitee may be made by providing notice of such claim to the Stockholder Representative).

(v)                                 Following the Effective Time, the Stockholder Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Company Equityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholder Representative and in general to do all things and to perform all acts.  This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Company Equityholder, by operation of law (whether by such Company Equityholder’s death, disability protective supervision) or any other event.  Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Company Equityholder hereby renounces its, his or her right to renounce this power of attorney unilaterally.  Each Company Equityholder hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement.  Notwithstanding the power of attorney granted in this Section 7.2(f), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Company Equityholders having signed or given such directly instead of the Stockholder Representative.

(vi)                              Any action taken by the Stockholder Representative pursuant to the authority granted in this Section 7.2(f) shall be effective and absolutely binding on each Company Equityholder notwithstanding any contrary action of, or direction from, any Company Equityholder.

(vii)                           Upon the Closing, Parent will wire to the Stockholder Representative US $250,000 (the “Expense Fund Amount”), which will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement (the “Expense Fund”).  The Company Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings.  The Stockholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct.  The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  Contemporaneous with or as soon as practicable following the completion of the Stockholder Representative’s responsibilities hereunder, the Stockholder Representative will deliver the balance of the Expense Fund to the Company Equityholders in accordance with such Company Equityholders’ respective Pro Rata Portions, except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Parent or the Surviving Corporation and paid through Parent’s or Surviving Corporation’s payroll processing service or system.  For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Company Equityholders at the time of Closing.  The parties agree that the Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund. If any tax reporting is required with respect to the ultimate distribution of any balance of the Expense Fund, then the Stockholder Representative will provide to Parent or its designated agent, upon request, information regarding the amounts distributed to each Company Equityholder, to be used by Parent or its agent in completing any required tax reporting.

(g)                                  Limitations on Indemnity.

(i)                                     The Company Equityholders shall not be liable for Claims made pursuant to Section 7.2(a)(i) until the Damages exceed an accumulated total of $100,000; provided, however, that this limitation shall not apply to breaches of the Fundamental Representations or in the case of fraud.  Once the aggregate amount of Damages exceeds such threshold amount, then the Parent Indemnitees shall have the right to recover all Damages from and including the first dollar of Damages without regard to such threshold.

(ii)                                  In no event shall the aggregate liability of the Company Equityholders for Claims made pursuant to Section 7.2(a)(i) exceed an amount equal to $1,700,000; provided, however, that this limitation shall not apply to breaches of the Fundamental Representations or in the case of fraud.

(iii)                               In no event shall the aggregate liability of the Company Equityholders for Claims made pursuant to Section 7.2(a)(viii) or for breaches of Section 3.22 (Tax Matters) exceed $4,250,000.

(iv)                              No individual Company Equityholder’s aggregate liability for Claims of indemnity under or related to this Agreement or any attachment, Exhibit, Schedule, the Disclosure Schedules, certificate, document or list delivered by the Company, its Representatives or any Company Equityholder pursuant hereto to the Parent Indemnitees shall exceed the total consideration (including any portion of the Escrow Amount and valuing Parent Common Stock at the Price Per Share) actually paid to such Company Equityholder pursuant to this Agreement, except in the case of fraud (in which case recourse shall be sought against the Company Equityholder(s) who committed such fraud).

(v)                                 Notwithstanding anything herein to the contrary, any indemnification hereunder for Damages with respect to Taxes (i) shall not include any losses that arise as a result of Parent’s actions outside the ordinary course of business, including without limitation an election under Section 338; and (ii) shall not include any corporate-level employment Taxes relating to Company Option payments that arise after the Closing Date or any other payments made pursuant to this Agreement.

(vi)                              The amount of any indemnifiable losses payable under this Article VII shall be net of any Tax Benefits actually realized by any Person that is entitled to indemnification under this Agreement directly as a result of such indemnifiable loss.  “Tax Benefit” means any Tax refund, Tax credit or other reduction in otherwise required Tax payments actually realized for the taxable year in which the indemnified losses were incurred (as such actually realized amount is determined in good faith by such Person that is entitled to indemnification).

(vii)                           The Company Equityholders shall not be liable for Claims made pursuant to Section 7.2.(a)(i) for Damages relating to any “parachute payment” under Section 280G of the Code to the extent such “parachute payments” arise pursuant to the Employment Arrangements.

7.3.                            Escrow Amount.

(a)                                 In the event that upon resolution of a Claim it is determined that a Parent Indemnitee is entitled to indemnification under Section 7.2(a), Parent and the Stockholder Representative shall, within two (2) Business Days of such resolution, jointly instruct the Escrow Agent to deliver from the Escrow Account to Parent a portion of the then remaining Escrow Amount equal to such Damages.  If the then remaining Escrow Amount is insufficient to cover Damages arising from such Claim, then, on the terms and subject to the conditions set forth herein, the Parent Indemnitees may, subject to Section 7.2(g), seek recovery for the remaining amount of such Damages (such remaining amount of Damages, the “Excess Damages”) directly from each Company Equityholder in an amount not to exceed such Company Equityholder’s Pro Rata Portion of such Excess Damages.  In the event that a Parent

Indemnitee is entitled to indemnification hereunder in connection with a Claim that requires Company Equityholders to pay Excess Damages, then each Company Equityholder may choose to pay such Company Equityholder’s Pro Rata Portion of such Excess Damages in cash or shares of Parent Common Stock (which shares of Parent Common Stock shall be deemed to have a value equal to the market value of such shares of Parent Common Stock as of the date of payment of such Excess Damages), or a combination thereof.

(b)                                 Within five Business Days after the one year anniversary of the Closing Date, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver from the Escrow Account to each Company Equityholder, by check or by wire transfer of immediately available funds (or, with respect to former holders of Company Options, pay to the Company for distribution through its payroll system to such former holders (subject to applicable tax withholding)), an amount equal to such Company Equityholder’s Pro Rata Portion of (i) the Escrow Amount, minus (ii) any portion of the Escrow Amount previously distributed to Parent pursuant to Section 1.10(c)(ii) or Section 7.3(a), and minus (iii) the Pending Claims Amount determined as of the one year anniversary of the Closing Date.

(c)                                  If any Claim pending as of the one year anniversary of the Closing Date is thereafter resolved in accordance with this Article VII and the Parent Indemnitees are not entitled to the full amount of Damages specified in the Claim Notice with respect to such Claim, within five Business Days after the resolution of such Claim in accordance with this Article VII, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver from the Escrow Account to each Company Equityholder, by check or by wire transfer of immediately available funds (or, with respect to former holders of Company Options, pay to the Company for distribution through its payroll system to such former holders (subject to applicable tax withholding)), an amount equal to such Company Equityholder’s Pro Rata Portion of (i) the Escrow Amount, minus (ii) any portion of the Escrow Amount previously distributed to Parent pursuant to Section 1.10(c)(ii) or Section 7.3(a) (giving effect to the amount, if any, which Parent is entitled to recover from the Escrow Amount with respect to the resolution of such Claim), and minus (iii) the Pending Claims Amount determined as of the resolution of such Claim in accordance with this Article VII.

7.4.                            Exclusive Remedy.  Except in the case of intentional misrepresentation or fraud, this Article VII shall be the exclusive remedy of the Parent Indemnitees from and after the Closing Date for any claims arising under or related to this Agreement or any attachment, Exhibit, Schedule, the Disclosure Schedules, or any certificate, document or list delivered by the Company, its Representatives or any Company Equityholder pursuant hereto (but excluding any Stockholder Transmittal Letter, Consent Agreement or Accredited Investor Certification), including claims of inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation in any such document; provided, however, that the foregoing shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

ARTICLE VIII.
TERMINATION

8.1.                            Termination.  This Agreement may be terminated at any time prior to Closing:

(a)                                 By mutual written consent of Parent and the Company;

(b)                                 By Parent, if the Company fails to deliver to Parent within 24 hours of the date of this Agreement, (i) the Written Consent, duly executed by the Requisite Stockholders, and (ii) the Consent Agreement, duly executed by the Requisite Stockholders;

(c)                                  By the Company or Parent, if the Closing shall not have occurred on or before August 15, 2014 (the “Outside Date”); provided, however, that this provision shall not be available to the Company or Parent if the other party has the right to terminate this Agreement under clause (d) or (e), respectively, of this Section 8.1;

(d)                                 By Parent, if it is not in material breach of its obligations under this Agreement and there is a material breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) days after written notice thereof to the Company or is incapable of being cured prior to the Outside Date; or

(e)                                  By the Company, if it is not in material breach of its obligations under this Agreement and there is a material breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that the conditions set forth in Section 6.1(a) hereof would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) days after written notice thereof to Parent or is incapable of being cured prior to the Outside Date.

8.2.                            Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.1 hereof:

(a)                                 Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies thereof, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b)                                 The provisions under the caption “Confidentiality” in that certain letter of intent, dated June 12, 2014, by and between the Company and Parent shall continue in full force and effect (the “Letter of Intent”); and

(c)                                  No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (a) and (b) of this Section 8.2 and except for any breach of this Agreement occurring prior to the proper termination of this Agreement.

(d)                                 The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

ARTICLE IX.
MISCELLANEOUS

9.1.                            Defined Terms.  As used herein, the terms below shall have the following meanings.  Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Action” shall mean any action, complaint, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, civil or criminal investigation or unfair labor practice charge or complaint by or before a Governmental Authority.

“Affiliate” shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with,

such specified Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Cash Consideration” shall mean an amount of cash equal to $5,666,667, plus the Adjustment Amount (which may be a negative number), and minus the Escrow Amount and the Expense Fund Amount.

“Aggregate Company Option Exercise Price” shall mean the aggregate exercise price payable to the Company upon the exercise of all in the money Company Options outstanding and vested as of immediately prior to the Effective Time.

“Aggregate Consideration” shall mean an amount equal to the sum of the Aggregate Cash Consideration, the Aggregate Stock Consideration, the Escrow Amount and the Expense Fund Amount.

“Aggregate Series A Cash Consideration” shall mean an amount equal to the Company Series A Preferred Stock Liquidation Preference multiplied by a ratio, the numerator of which is the Aggregate Cash Consideration and the denominator of which is the Aggregate Consideration.

“Aggregate Series B Cash Consideration” shall mean an amount equal to the Company Series B Preferred Stock Liquidation Preference multiplied by a ratio, the numerator of which is the Aggregate Cash Consideration and the denominator of which is the Aggregate Consideration.

“Aggregate Series A Stock Consideration” shall mean a number of shares of Parent Common Stock equal to the Company Series A Preferred Stock Liquidation Preference, (a) multiplied by a ratio, the numerator of which is the Aggregate Stock Consideration and the denominator of which is the Aggregate Consideration, and (b) divided by the Price Per Share.

“Aggregate Series B Stock Consideration” shall mean a number of shares of Parent Common Stock equal to the Company Series B Preferred Stock Liquidation Preference, (a) multiplied by a ratio, the numerator of which is the Aggregate Stock Consideration and the denominator of which is the Aggregate Consideration, and (b) divided by the Price Per Share.

“Aggregate Stock Consideration” shall mean an amount equal to $11,333,333.

“Ancillary Agreements” shall mean the Escrow Agreement, the Employment Arrangements and all other agreements, instruments, documents and certificates executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

“Balance Sheet” shall mean the unaudited balance sheet of the Company and its Subsidiaries as of December 31, 2013.

“Books and Records” shall mean business records, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, all Tax Returns and worksheets, notes, files or documents related thereto, and other books and records maintained by the Company and its Subsidiaries with respect to the Business.

“Business” shall mean the business or business activities of the Company and its Subsidiaries as currently conducted.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Business Domain Names” shall mean the Internet domain names registered in the name of the Company or any of its Subsidiaries, or any way used in connection with the Business.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.0001, of the Company.

“Company Equity Plans” shall mean the Company’s 2010 Equity Incentive Plan and the Company’s 2013 Stock Plan.

“Company Equityholders” shall mean, collectively, all of the Company Stockholders and each Company Optionholder entitled to receive consideration in connection with the Merger pursuant to Section 1.6(a)(i); provided, however, that if any payment is required to be made by Parent to the Company Equityholders pursuant to Sections 1.10(c)(i), 7.3(b) or 7.3(c) hereof in an amount which, had such payment been included in the calculation of Aggregate Cash Consideration as of the Effective Time, would have resulted in a Company Optionholder being entitled to receive consideration in connection with the Merger pursuant to Section 1.6(a)(i), such Company Optionholder shall be deemed to be a Company Equityholder for purposes of any payments required to be made by Parent to the Company Equityholders pursuant to Sections 1.10(c)(i), 7.3(b) or 7.3(c) hereof.

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned by, purported to be owned by, or exclusively licensed to the Company or any of its Subsidiaries.

“Company Optionholders” shall mean holders of Company Options.

“Company Preferred Stockholder” shall mean any holder of Company Preferred Stock immediately prior to the Effective Time.

“Company Plan” shall mean each Plan under which the Company or any of its Subsidiaries has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors, or the spouses, beneficiaries or other dependents thereof.

“Company Registered Intellectual Property” shall mean the applications, registrations and filings for Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded or are the subject of a pending application for such, with or by any Governmental Authority or the Internet domain name registrar, by or on behalf of or in the name of the Company or any of its Subsidiaries (including all Internet domain names).

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series A Preferred Stock Liquidation Preference” shall mean an amount equal to $1.66667 multiplied by the number of shares of Company Series A Preferred Stock outstanding as of immediately prior to the Effective Time.

“Company Series B Preferred Stock Liquidation Preference” shall mean an amount equal to $1.83325 multiplied by the number of shares of Company Series B Preferred Stock outstanding as of immediately prior to the Effective Time.

“Company Stockholder” shall mean any holder of Company Capital Stock immediately prior to the Effective Time.

“Company Transaction Expenses” shall mean the aggregate amount of (a) all fees and expenses incurred by the Company or any of its Subsidiaries in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all legal, financial advisory, accounting, consulting and other fees and expenses and any broker’s or finder’s fees and the fees and expenses of engaging the Stockholder Representative (to the extent borne by the Company or its Subsidiaries) and (b) all amounts (plus any associated Taxes required to be paid by the Company or any of its Subsidiaries with respect thereto (including in connection with the payments to Company Optionholders pursuant to Section 1.6(a)(i))) payable by the Company or any of its Subsidiaries under any “change of control,” retention, termination, severance or other similar arrangements payable solely as a result of the consummation of the transactions contemplated hereby, including any such amounts that are contingent upon both the transactions contemplated hereby.  “Company Transaction Expenses” shall not include any Indemnified Taxes.

“Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company, any of its Subsidiaries or the Business, including, but not limited to, business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs, pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how, excluding Personal Information as defined herein.

“Contract” shall mean any agreement, contract, note, loan, evidence of Indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, Company Plan, license, instrument, obligation, promise or commitment (in each case, whether written, electronic or oral and whether expressed or implied), but excluding all Leases.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

“Current Assets” shall mean all current assets of the Company and its Subsidiaries determined in accordance with GAAP in a manner consistent with Schedule 9.1(a), which sets forth a sample calculation of Working Capital as of June 30, 2014; provided, however, that Current Assets shall not include cash and cash equivalents and in the event of a conflict between GAAP and Schedule 9.1(a), GAAP shall control.

“Current Liabilities” shall mean all current liabilities of the Company and its Subsidiaries determined in accordance with GAAP in a manner consistent with Schedule 9.1(a), which sets forth a sample calculation of Working Capital as of June 30, 2014; provided, that all unpaid Company Transaction Expenses incurred by the Company or any of its Subsidiaries prior to the Effective Time shall for purposes hereof be accounted for as current liabilities outstanding as of the Closing Date (whether or not such amounts have been billed or will be billed or payable in the future); provided further that in the event of a conflict between GAAP and Schedule 9.1(a), GAAP shall control.

“Data Protection Laws” shall mean the applicable data protection and privacy laws of each country where the Company or any of its Subsidiaries is established and those of each country where any such data  is collected, transmitted, secured, stored, shared or otherwise processed, including without limitation any applicable guidelines and codes issued by a competent data protection authority, or other competent governmental body or agency, in respect of such laws, and shall also mean the Massachusetts data protection law, 201 CMR 17.00, and Section 5 of the (U.S.) Federal Trade Commission Act and any and all laws and Regulations governing privacy, cybercrime, use of electronic data, or unfair or deceptive trade practices.

“Default” shall mean (a) a breach of or default under any Contract, Lease or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, Lease or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination or acceleration under any Contract, Lease or Permit.

“Disclosure Schedules” shall mean a schedule executed and delivered by the Company to Parent and Merger Sub as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

“Employment Statute” shall mean any federal, state or municipal employment, labor or employment discrimination law, including without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, ERISA, the WARN, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986, the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, and all amendments to each such Act as well as the Regulations issued thereunder.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, community property interest, equitable interest, right of first refusal or restriction of any kind, easement, security interest, deed of trust, mortgage, pledge, hypothecation, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.  For purposes of clarification only, neither restrictions on transferability imposed by foreign, federal or state securities laws nor the grant of a non-exclusive license to Intellectual Property rights in the ordinary course of business shall constitute an Encumbrance.

“Environmental Laws” shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees.  Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, CERCLA, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall mean Fifth Third Bank.

“Escrow Agreement” shall mean that certain Escrow Agreement, dated as of the Closing Date, by and among Parent, the Stockholder Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit F.

“Escrow Amount” shall be an amount equal to $1,700,000, as reduced from time to time by amounts distributed to Parent in accordance with Section 1.10 and Article VII.

“Facilities” shall mean any real property, leaseholds or other real property interest currently owned, held, occupied or operated by the Company or any of its Subsidiaries and any buildings or structures currently owned or operated by the Company or any of its Subsidiaries.

“Facility Leases” shall mean all of the leases of Facilities listed on Schedule 3.7 of the Disclosure Schedules.

“Financial Statements” shall mean the Year End Financial Statements and the Interim Financial Statements.

“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, automobiles, trucks, spare parts, supplies, equipment and other tangible personal property owned by the Company or any of its Subsidiaries and used in connection with the Business, wherever located and including any such fixtures and equipment in the possession of any of the Company’s or its Subsidiaries’ suppliers, including all warranty rights with respect thereto.

“Fully Diluted Company Common Stock” means (a) the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time plus (b) the number of shares of Company Common Stock subject to in the money Company Options outstanding and vested (including pursuant to Section 1.6(a)(i) hereof) as of immediately prior to the Effective Time.

“GAAP” shall mean United States generally accepted accounting principles and practices, consistently applied.

“Governmental Authority” shall mean any United States, foreign, supra-national, federal, state, provincial, local or self-regulatory governmental, regulatory or administrative authority, agency, division, body, organization or commission or any judicial or arbitral body.

“Hazardous Substance” shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

“Indebtedness” shall mean, without duplication, (i) all obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under credit cards, bank overdrafts, and advances), (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (v) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, and (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements.

“Insurance Policies” shall mean the insurance policies of the Company and its Subsidiaries listed on Schedule 3.23 of the Disclosure Schedules.

“Intellectual Property” shall mean any and all rights in intellectual property or other proprietary rights, existing now in the United States or anywhere in the universe.  Intellectual Property includes, without limitation, any and all rights in, to, or subsisting in the following:

(a)                                 all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof utility models, and certificates of invention, regardless of country or formal name;

(b)                                 all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention;

(c)                                  all copyrights, copyrightable works, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions;

(d)                                 all trademarks, service marks, symbols, logos, trade names, domain names, d/b/a’s, certification marks, brand names, corporate names, fictitious names, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress; and

(e)                                  all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, schematics,  know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, Software, architecture, and documentation.

“Interim Balance Sheet” shall mean the balance sheet of the Company and its Subsidiaries dated the Interim Balance Sheet Date.

“Interim Balance Sheet Date” shall mean March 31, 2014.

“Interim Financial Statements” shall mean the Interim Balance Sheet and the unaudited statements of income and cash flow of the Company and its Subsidiaries for the period ended on the Interim Balance Sheet Date.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Key Employees” shall mean Sean Moriarty and Rebecca Wilson.

“Knowledge” or “Knowledge of the Company” shall mean the actual knowledge of any of Sean Moriarty, Rebecca Wilson, Scott Boeker and Malindi Davies, in each case following due inquiry.  As used in this definition, “due inquiry” means that each of such individuals has made inquiry of the employees and consultants of the Company and its Subsidiaries whom such individual reasonably believes would have actual knowledge of the relevant matters.

“Leased Real Property” shall mean all leased property described in the Facility Leases.

“Leasehold Estates” shall mean all of the Company’s and its Subsidiaries’ rights and obligations as lessee under the Leases.

“Leasehold Improvements” shall mean all leasehold improvements situated in or on the Leased Real Property and owned by the Company or any of its Subsidiaries.

“Leases” shall mean all of the existing leases with respect to the personal or real property of the Company or any of its Subsidiaries listed on Schedule 3.7 of the Disclosure Schedules, and leases with respect to the personal and real property of the Company or any of its Subsidiaries which are not required to be listed on Schedule 3.7 of the Disclosure Schedules.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

“Long Term Liabilities” shall mean all Indebtedness and other long term liabilities of the Company and its Subsidiaries determined in accordance with GAAP (including any such liabilities arising as a result of the consummation of the Merger and the transactions contemplated hereby).  Any pre-payment or other penalties required to be paid if all Indebtedness were repaid in full on the Closing Date shall be included in the calculation of Long Term Liabilities for this purpose.

“Material Adverse Effect” or “Material Adverse Change” shall mean with respect to the Company any material adverse effect or change in the condition (financial or other), business, results of operations, assets and Liabilities (taken as a whole) or operations of the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby, or any event or condition which would or would reasonably be expected to, with the passage of time, constitute a “Material Adverse Effect” or “Material Adverse Change”; provided, however, that in no event shall any effect or change resulting from the announcement or pendency of the Merger be deemed to constitute or be taken into account in determining whether there has been a “Material Adverse Effect” or “Material Adverse Change”; provided, further, that in no event shall any effect or change resulting from any of the following, either alone or in combination, be taken into account in determining whether there has been a “Material Adverse Effect” or “Material Adverse Change”: (a) any change in the economic conditions of the United States or global economy or capital or financial markets generally that does not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, (b) any change in economic conditions generally affecting industries in which the Company and its Subsidiaries conducts business that does not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, (c) any change in Regulations, (d) any change in GAAP, or (e) the failure of the Company to meet any financial forecast, projection, estimate, prediction or models (but not the underlying cause of such failure).

“Net Cash” shall mean all cash and cash equivalents of the Company and its Subsidiaries determined in accordance with GAAP, minus all Long Term Liabilities, which may be a positive or a negative number.

“ordinary course of business” or “ordinary course” or any similar phrase shall describe any action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Owned Real Property” shall mean all real property owned in fee by the Company or any of its Subsidiaries, including, without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pending Claims Amount” shall mean, as of a specified date, the amount that would be necessary in Parent’s reasonable good faith judgment to satisfy any then pending and unsatisfied or unresolved Claims specified in any Claim Notice delivered to the Stockholder Representative prior to such date if such Claims were resolved in full in favor of the Parent Indemnitees.

“Per Share Common Stock Consideration” shall mean a cash amount equal to (a) the sum of (i) the Remaining Cash Consideration, (ii) the aggregate dollar value of the Remaining Stock

Consideration (valued at the Price Per Share) and (iii) the Aggregate Company Option Exercise Price, (b) divided by the Fully Diluted Company Common Stock.

“Per Share Series A Preferred Stock Consideration” shall mean:

(a)                                 a number of shares of Parent Common Stock equal to the Aggregate Series A Stock Consideration divided by the number of shares of Company Series A Preferred Stock outstanding as of immediately prior to the Effective Time; and

(b)                                a cash amount equal to the Aggregate Series A Cash Consideration divided by the number of shares of Company Series A Preferred Stock outstanding as of immediately prior to the Effective Time.

“Per Share Series B Preferred Stock Consideration” shall mean:

(a)                                 a number of shares of Parent Common Stock equal to the Aggregate Series B Stock Consideration divided by the number of shares of Company Series B Preferred Stock outstanding as of immediately prior to the Effective Time; and

(b)                                a cash amount equal to the Aggregate Series B Cash Consideration divided by the number of shares of Company Series B Preferred Stock outstanding as of immediately prior to the Effective Time.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, necessary for the conduct of the Business as currently conducted.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Personal Information” shall mean any information that is used to identify an identified or identifiable natural person; an “identifiable person” is one who can be identified, including without limitation names, addresses, telephone numbers, email addresses, social security numbers, and/or financial account numbers; and shall also mean “personal information” as defined by U.S. laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable individual.

“Plan” shall mean (i) each employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (ii) each compensatory stock option, restricted stock, stock unit, deferred stock, performance stock, stock appreciation, deferred stock or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition,  vacation, paid-time-off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Price Per Share” shall be equal to $10.71.

“Pro Rata Portion” shall mean, with respect to each Company Equityholder, a percentage equal to the quotient of (a) the aggregate consideration payable to such Company Equityholder pursuant to Section 1.5 or 1.6(a)(i) in respect of the shares of Company Capital Stock or Company Options, as the case may be, held by such Company Equityholder as of immediately prior to the Effective Time (valuing the Parent Common Stock to be received by such Company Equityholder, if any, at the Price Per Share) divided by (b) the aggregate consideration payable to all Company Equityholders pursuant to Section 1.5 and 1.6(a)(i) in respect of all outstanding shares of Company Capital Stock (valuing the Parent Common Stock to be received by the Company Equityholders at the Price Per Share) and outstanding Company Options; provided, however, that if any payment is required to be made by Parent to the Company Equityholders pursuant to Sections 1.10(c)(i), 7.3(b) or 7.3(c) hereof in an amount which, had such payment been included in the calculation of Aggregate Cash Consideration as of the Effective Time, would have resulted in a Company Optionholder being entitled to receive consideration in connection with the Merger pursuant to Section 1.6(a)(i), the determination of each Company Equityholder’s Pro Rata Portion (including such Company Optionholder’s Pro Rata Portion) hereunder shall give effect to such payment made by Parent pursuant to Sections 1.10(c)(i), 7.3(b) or 7.3(c) hereof.

“Registrable Securities” shall mean the shares of Parent Common Stock issued to Company Stockholders pursuant to this Agreement; provided, however, that such shares will cease to be Registrable Securities when (a) they are sold pursuant to an effective registration statement under the Securities Act; (b) they shall have ceased to be outstanding; (c) they shall be freely transferable pursuant to Rule 144 under the Securities Act in the hands of the applicable Company Stockholder without any volume, holding period or other limitations; or (d) they have been sold in a private transaction by the applicable Company Stockholder in which such Company Stockholder’s registration rights may not be assigned under Section 5.13(g).

“Registration Expenses” shall mean all expenses incurred by Parent in effecting any registration pursuant to Section 5.13, including, without limitation, all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for Parent, blue sky fees and expenses and expenses of Parent’s independent accountants in connection with such registration, but shall not include Selling Expenses or Company Transaction Expenses.

“Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including, without limitation, Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health, privacy and security of personally identifiable information, the sending of commercial emails, and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Remaining Cash Consideration” shall mean an amount of cash equal to the Aggregate Cash Consideration, minus the Aggregate Series A Cash Consideration, and minus the Aggregate Series B Cash Consideration.

“Remaining Stock Consideration” shall mean an amount of Parent Common Stock obtained by (a) dividing the Aggregate Stock Consideration by the Price Per Share, and (b) subtracting from such amount the Aggregate Series A Stock Consideration and the Aggregate Series B Stock Consideration.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Requisite Stockholders” shall mean the approval (by written consent) of the holders of at least 60% of the outstanding shares of Company Capital Stock (on an as converted to Company Common Stock basis), which must include (a) the approval of the holders of at least a majority of the outstanding shares of Company Series A Preferred Stock and (b) the approval of the holders of at least a majority of the outstanding shares of Company Series B Preferred Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” shall mean all discounts, selling commissions, broker fees and stock transfer Taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for the Company Stockholders.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (ii) databases, compilations, data aggregation programs and search engine technologies, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” shall mean computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments embedded therein. For avoidance of doubt, Source Code excludes any software that is wholly or substantially in binary form and any documentation or other information provided or used with such software.

“Straddle Period” shall mean any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean, with respect to a Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, owns a majority of the capital stock or other equity interests or which such Person otherwise, directly or indirectly, controls through an investment or participation in the equity of such entity.

“Tangible Property” shall mean all computer equipment and other furniture, equipment and other tangible personal property used in the Business, including any such furniture, equipment or other tangible personal property used by the Company or any of its Subsidiaries pursuant to a license, lease or similar right.

“Tax” shall mean any and all taxes, including, without limitation, any net income, alternative or add-on minimum, gross income, gross receipts, branch profits, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, escheat, custom duty, estimated tax or other tax, or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), whether disputed or not.

“Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Working Capital” shall mean the Current Assets minus the Current Liabilities of the Company.

“Working Capital Target” shall mean $0.

“Year End Financial Statements” shall mean the unaudited balance sheets and related unaudited statements of income of the Company and its Subsidiaries as of and for the fiscal year ended as of December 31, 2013.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section

Accredited Investor Certification	1.8(b)
Adjustment Amount	1.10(a)(ii)
Affiliate Agreements	3.9(a)(v)
Agreement	Preamble
Arbitrator	9.16(a)
Artist	3.9(a)(vi)
Artist Agreements	3.9(a)(vi)
Certificate of Merger	1.2
Claim	7.2(d)(i)
Claim Notice	7.2(d)(i)
Click-Through Agreements	3.9(a)(vii)
Closing	2.1
Closing Consideration Schedule	1.8(a)
Closing Date	2.1
Closing Net Cash	1.10(b)(i)
Closing Statement	1.10(b)(i)
Closing Working Capital	1.10(b)(i)
Company	Preamble
Company Options	1.6(a)
Company Preferred Stock	1.5(a)
Company Source Code	3.18(m)
Consent Agreement	5.10(b)
Contaminants	3.18(j)
Continuing Employees	5.8(a)
D&O Indemnified Parties	5.14(a)
D&O Indemnified Party	5.14(a)

Defined Term	Section

Damages	7.2(a)
DGCL	Recitals
DMCA	3.18(e)
Disclosure Document	5.2
Dispute Notice	9.16(a)
Disputes	9.16
Dissenting Shares	1.7(a)
Dissenting Stockholder	1.7(d)
Effective Time	1.2
Employment Arrangements	Recitals
Escrow Account	1.9
Estimated Net Cash	1.10(a)(i)
Estimated Working Capital	1.10(a)(i)
Excess Damages	7.3(a)
Excess Dissenting Share Payments	1.7(c)
Expense Fund	7.2(f)(vii)
Expense Fund Amount	7.2(f)(vii)
Final Adjustment Amount	1.10(b)(ii)
Firm	9.23
Fundamental Representations	7.1
Indemnified Taxes	7.2(a)
Information Technology Systems	3.18(j)
JAMS	9.16(b)
Letter of Intent	8.2(b)
Material Contracts	3.9(a)
Merger	Recitals
Merger Sub	Preamble
NOL Floor	3.22(t)
Open Source	3.18(l)
Option Consideration	1.8(a)(ii)
Outside Date	8.1(c)
Parent	Preamble
Parent Indemnitees	7.2(a)
Parent SEC Documents	4.8(a)
Parent’s Accountants	5.2
Periodic Report	5.2
Pre-Closing Statement	1.10(a)(i)
Pre-Closing Tax Returns	5.7(c)
Proposed Acquisition Transaction	5.3
Registration Rights Termination Date	5.13(a)
Representative Losses	7.2(f)(iii)
Resale Registration Statement	5.13(a)
SEC	5.2
Selling Holder	5.13(b)(ii)
Standard Customer Agreements	3.9(a)(vii)
Stock Certificates	1.8(b)
Stockholder Notice	5.10(c)
Stockholder Representative	Preamble
Stockholder Transmittal Letter	1.8(b)

Defined Term	Section

Surviving Corporation	1.1
Tax Benefit	7.2(g)(vi)
Tax Proceeding	5.7(a)
Transfer Taxes	5.7(g)
Treasury Shares	1.5(e)
Violation	5.13(h)(i)
Voting Debt	3.3(b)
WARN Act	3.16(f)
Written Consent	5.10(a)

9.2.                            Notices.  All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail or confirmed facsimile with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to the Company (prior to the Closing), addressed to:

Saatchi Online, Inc.
5870 West Jefferson Blvd, Suite J
Los Angeles, CA 90016
Attn:  Sean Moriarty
Telephone:  (888) 908-3886
Fax:  (213) 402-3421
E-Mail:  sean.p.moriarty@gmail.com

With a copy to (which shall not constitute notice):

Goodwin Procter LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attn:  Anthony McCusker and Rezwan Pavri
Telephone: (650) 752-3267
Fax: (650) 618-1824
E-Mail:  amccusker@goodwinprocter.com; rpavri@goodwinprocter.com

If to the Stockholder Representative, addressed to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attn:  Managing Director
Telephone: (303) 648-4085
Fax: (303) 623-0294
E-Mail:   deals@srsacquiom.com

With a copy to (which shall not constitute notice):

Goodwin Procter LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attn:  Anthony McCusker and Rezwan Pavri
Telephone: (650) 752-3267
Fax: (650) 618-1824
E-Mail:  amccusker@goodwinprocter.com; rpavri@goodwinprocter.com

If to Parent, Merger Sub or the Surviving Corporation, addressed to:

Demand Media, Inc.
1655 26th Street
Santa Monica, CA 90404
Attn:  Daniel Weinrot
Telephone: (310) 394-6400
Fax: (310) 943-2510
E-Mail:  daniel.weinrot@demandmedia.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Attn:       W. Alex Voxman, Esq.
Telephone: (213) 485-1234
Fax: (213) 891-8763
E-Mail:  alex.voxman@lw.com

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

9.3.         Rules of Construction.  The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

9.4.         Titles.  The table of contents, titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.5.         Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, the Disclosure Schedules and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including without limitation the Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto; provided, that the provisions under the caption “Confidentiality” in the Letter of Intent shall survive the termination of this Agreement and remain in effect if the Closing does not occur.  There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in other agreements, documents and written understandings entered into or delivered by the parties hereto on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.

9.6.         Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of Parent.  Parent and Merger Sub may, without the consent of the Company assign all or any portion of their rights and obligations hereunder; provided that, if such assignment by Parent and Merger Sub is made prior to the Closing, then such assignment shall require the prior written consent of the Stockholder Representative unless the assignee(s) is(are) an Affiliate(s) of Parent or Merger Sub; provided, further, that such assignee(s) execute(s) a joinder to and agree(s) to be bound by this Agreement and Parent remains primarily and ultimately liable for all of Parent’s obligations hereunder.  No such assignment shall release the assignor from any of its obligations hereunder.  In addition, Parent and Merger Sub may assign their rights hereunder to a lender as collateral security.

9.7.         Amendment or Modification.  Prior to the Effective Time, this Agreement may not be amended or modified except in an instrument in writing signed by the Company, the Stockholder Representative and Parent.  Following the Effective Time, this Agreement may not be amended or modified except in an instrument in writing signed by the Stockholder Representative and Parent.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  For the purposes of this Section 9.7, any amendment, modification or waiver of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company Equityholders whether or not they have signed such amendment, modification or waiver.

9.8.         Waiver.  Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

9.9.         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

9.10.       References.  All references to “days” or “months” shall be deemed references to calendar days or months.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to an “Article”, “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  Any reference to any federal, state, county, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  For all purposes of and under this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be immediately followed by the words “without limitation”; (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other genders as the context requires; (d) “or” is not exclusive; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (f) unless otherwise stated, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “made available to Parent” or other words of similar import refer to the Company having made the applicable documents available to Parent by posting them in the Company’s online data room located at https://drive.google.com (an electronic copy of which has been provided to Parent as of the date hereof) and granting Parent access to such data room to review such documents and (h) the terms “hereof,” “herein,” “hereto,” “herewith”, “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Schedules) and not to any particular term or provision of this Agreement, unless otherwise specified.  Subject to Section 9.2, any reference to any notice or other communication received “in writing” shall be deemed to include any written notice or communication, including any notice or communication by mail or other means of physical delivery, facsimile, electronic mail or any other means of written communication.  Any dollar amounts or thresholds set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “Material Adverse Effect” or “Material Adverse Change” under this Agreement.

9.11.       Burden and Benefit.  This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 5.14 or Article VII, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement; provided, further, that the Selling Holders shall be considered third-party beneficiaries of Section 5.13 of this Agreement, with full rights of enforcement as though such Selling Holders were signatories to this Agreement.

9.12.       Governing Law.  This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

9.13.       Consent to Jurisdiction.  Subject to Section 9.16 hereof, each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts.

Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2 hereof.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.14.       Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

9.15.       Legal Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.

9.16.       Arbitration.  It is understood and agreed between the parties hereto that if the transactions contemplated by this Agreement are consummated, from and after the Closing Date, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (a) this Agreement, or (b) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(a)           Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”).  Within 14 days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in Los Angeles, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(b)           If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of fourteen (14) days from any such initial meeting or within thirty (30) days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in Los Angeles, California for the appointment of a single Arbitrator to resolve the dispute by arbitration.  At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS.  The Arbitrator shall be a disinterested party.

(c)           Within thirty (30) days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Los Angeles, California with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute.  Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be no more than three consecutive days, and the decision of the Arbitrator shall be made in writing no more than thirty (30) days following the end of the proceeding.  Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties.  The prevailing party or parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding.  The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

9.17.       Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached.  Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement (including the failure of Parent and Merger Sub to consummate the Closing within the time period specified in Section 2.1) and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

9.18.       Cumulative Remedies.  All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.19.       Expenses.  Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (it being understood that any unpaid Company Transaction Expenses shall be paid by the Surviving Corporation following the Closing and shall be taken into account in the calculation of Working Capital of the Company as of the Closing Date as Current Liabilities).

9.20.       Representation by Counsel.  Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.21.       Execution and Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.  The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

9.22.       No Additional Representations.  Parent acknowledges that (a) none of the Company nor any other Person has made any representation or warranty, expressed or implied, as to the Company or any of its Subsidiaries, the accuracy or completeness of any information regarding the Company or the Business furnished or made available to Parent, Merger Sub and their representatives, or any other matter related to the transactions contemplated herein, except as expressly set forth in this Agreement and the Ancillary Agreements, (b) Parent and Merger Sub have not relied on any representation or warranty from the Company or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement and the Ancillary Agreements, (c) none of the Company or any other Person shall have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any information, documents or material delivered or made available to Parent or conveyed in any management presentations or in any other form in expectation of the transactions contemplated hereby, except as expressly set forth in this Agreement and the Ancillary Agreements, and (d) none of the Company or any other Person shall have any liability to Parent or any other Person with respect to any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company, except as expressly set forth in this Agreement and the Ancillary Agreements; provided, however, that subject to the terms of Article VII, the foregoing shall not apply to any claim for fraud or intentional misrepresentation.

9.23.       Conflict Waiver.  Notwithstanding that the Company has been represented by Goodwin Procter LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement and the transactions contemplated herein, the Company agrees that after the Closing the Firm may represent the Stockholder Representative, the Company Equityholders and/or their affiliates in matters related to this Agreement and ancillary agreements hereto, including without limitation in respect of any indemnification claims.  The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

DEMAND MEDIA, INC.

By:	/s/ Shawn Colo
Name: Shawn Colo
Title: Chief Executive Officer

GALLERY MERGER SUB, INC.

By:	/s/ Shawn Colo
Name: Shawn Colo
Title: President

Signature Page to Merger Agreement

SAATCHI ONLINE, INC.

By:	/s/ Sean Moriarty
Name: Sean Moriarty
Title: Chief Executive Officer

Signature Page to Merger Agreement

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Senior Director

Signature Page to Merger Agreement